UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
FORESTAR REAL ESTATE GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1300 MoPac Expressway South, Suite 3S
Austin, Texas 78746-7047

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2008

To Forestar Stockholders:

When and Where the Annual Meeting of Stockholders Will be Held	The 2008 annual meeting of our stockholders will be held at our offices located at 1300 MoPac Expressway South, Austin, Texas 78746-7047, on Tuesday, May 13, 2008, at 9:00 a.m. local time.

Purposes of the Meeting	The meeting will be held for the following purposes:

1. To elect four directors to our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2008.

3. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

Who Can Attend and Vote	Our Board of Directors has fixed the close of business on March 17, 2008 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Secretary

March 26, 2008
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. Whether or not you plan to attend, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, your vote will be counted and we will know there are enough stockholders voting to hold a meeting. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, you may revoke your proxy at any time before it is exercised by following the instructions in Voting Information — How you can revoke your vote.

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1300 MoPac Expressway South, Suite 3S
Austin, Texas 78746-7047

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

How we will ask for your vote

Our Board of Directors seeks your proxy for use in voting at our 2008 annual meeting of stockholders to be held on Tuesday, May 13, 2008, at 9:00 a.m., local time, and at any later meeting if the annual meeting is adjourned or postponed. This proxy statement and proxy card were mailed beginning on March 26, 2008 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this proxy statement our 2007 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Purpose of the Meeting

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:  To elect four directors to our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

Proposal No. 2:  To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2008.

Your Voting Instructions

The proxy card is designed to permit each stockholder entitled to vote at the annual meeting to:

•	vote for or withhold voting for any or all nominees for election as director,

•	vote for or against or to abstain from voting on proposal 2, and

•	grant discretion to the proxies to vote with respect to any other proposal brought before the annual meeting.

The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the proxies will vote your shares as you have specified. If you do not specify a voting choice on your proxy card, the proxies will vote your stock:

•	FOR the election of the director nominees under the caption “Election of Directors.”

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year 2008.

Voting your proxy will not affect your right to attend the annual meeting and vote in person.

How you can revoke your vote

You have the right to revoke your proxy by:

•	giving written notice of revocation to our Corporate Secretary at our principal executive offices at any time before the vote is closed; or

•	signing and delivering a later-dated proxy; or

•	attending the annual meeting and voting in person.

We must receive your notice of revocation or later dated proxy at or prior to the annual meeting for it to be effective.

Record Date

Holders of our common stock as of the close of business on March 17, 2008, the record date, may vote at the annual meeting, either in person or by proxy. At the close of business on March 17, 2008, there were 35,613,775 shares of our common stock outstanding and entitled to vote at the annual meeting. No other class of stock is entitled to vote at the meeting.

Quorum and Voting

The presence at the annual meeting, in person or by proxy, of the holders of 17,806,888 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” will be counted in determining the presence of a quorum. Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Each of the proposals to be voted on at the annual meeting is an item on which brokerage firms may vote in their discretion on behalf of their clients, even if such clients have not furnished voting instructions. Accordingly, there will be no broker non-votes on any of the proposals to be presented at the annual meeting. In deciding all matters that come before the annual meeting, each holder of our common stock as of the record date is entitled to one vote per share of common stock.

Required Votes

Each director nominee in Proposal No. 1 will be elected by a plurality of the total number of votes cast at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions will not be counted as having been voted and will have no effect on the outcome on the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is necessary for the approval of Proposal No. 2. Abstentions will not be counted as having been voted and will have no effect on the outcome on the votes for Proposal No. 2.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.

This Proxy Statement, along with our Annual Report on Form 10-K for 2007, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

Confidential Voting Policy

We have adopted a confidential voting policy which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

Prior to December 28, 2007, we were a wholly-owned subsidiary of Temple-Inland Inc. (Temple-Inland). On December 28, 2007, Temple-Inland distributed 100% of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock as of the close of business on December 14, 2007, which we will refer to in this Proxy Statement as the “spin-off” or the “separation.” Each Temple-Inland stockholder received one share of our common stock for every three shares of Temple-Inland common stock held. Also on December 28, 2007, Temple-Inland distributed 100% of the issued and outstanding shares of Guaranty Financial Group Inc. (Guaranty), a wholly-owned subsidiary of Temple-Inland that operated Temple-Inland’s financial services business. For information on the spin-off agreements, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty”.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of the close of business on March 17, 2008 follows.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class(1)

Carl C. Icahn and affiliated entities(2)	3,455,493	9.70%
c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153
Janus Capital Management LLC(3)	1,878,026	5.27%
151 Detroit Street Denver, Colorado 80206
Vanguard Fiduciary Trust Company(4)	1,859,391	5.22%
500 Admiral Nelson Blvd. Malvern, Pennsylvania 19355

(1)	Based upon a total of 35,613,775 shares of common stock outstanding on March 17, 2008.

(2)	Based solely on information reported on Schedule 13G (the “Report”) filed with the Securities and Exchange Commission (the “SEC”) on February 7, 2008, by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp., Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP, Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP, Icahn Capital LP, IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Report indicates that 802,481 shares of our common stock are held of record by High River; 1,095,118 shares of our common stock are held of record by Icahn Master; 296,097 shares of our common stock are held of record by Icahn Master II; 112,302 shares of our common stock are held of record by Icahn Master III; and 1,149,494 shares of our common stock are held of record by Icahn Partners (collectively, the “Record Holders”). The Report states that Barberry Corp. is the sole member of Hopper, which is the general partner of High River; Beckton Corp. is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings L.P., which is the sole member of IPH, which is the general partner of Icahn Capital LP, which is the general partner of each of Icahn Offshore LP and Icahn Onshore LP; Icahn Offshore LP is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III; Icahn Onshore LP is the general partner of Icahn Partners. The Report further states that each of Barberry Corp. and Beckton Corp. is 100 percent owned by Carl C. Icahn and, as such, Mr. Icahn is in a position indirectly to determine the voting and investment decisions made by each of the Record Holders.

(3)	Based solely on information reported on Schedule 13G filed with the SEC on February 14, 2008 by Janus Capital Management LLC (“Janus Capital”). The Schedule 13G indicates that Janus Capital has an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC (“InTech”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Also according to the Schedule 13G, Janus Capital, InTech and Perkins Wolf are registered investment advisers and furnish investment advice to various investment companies and individual and institutional clients and, as a result, InTech and Perkins Wolf may be deemed the beneficial owners of 963,985 and 914,041, respectively, shares of our common stock. Also according to the Schedule 13G, neither InTech nor Perkins Wolf have the right to receive any dividends from, or the proceeds from the sale of, the securities held in such companies and clients and disclaims ownership associated with such rights.

(4)	Based solely on information reported on Schedule 13G filed with the SEC on February 14, 2008 by Vanguard Fiduciary Trust Company (“Vanguard”). The Schedule 13G indicates that Vanguard is the trustee of certain employee benefit plans, and 1,859,391 shares of our common stock were held in trust for the benefit of employees in the plans as of December 31, 2007. Also according to the Schedule 13G, all of such shares had been allocated to plan participants, the plan trustee votes such shares as directed by such participants, and such shares may be disposed of by the plans or the trustee only in accordance with the terms of the plans. Vanguard disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2008 by:

•	each of our directors and nominees for director, including our Chief Executive Officer,

•	our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

•	all directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers do not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

			Additional Ownership(4)
					Restricted Stock
			Shares Issuable	Restricted	Units and		Total
			on Exercise	Stock and	Phantom Shares	Total	Beneficial &
	Beneficial Ownership		of Options	Restricted	Payable upon	Additional	Additional
	Amount and	Percent of	on or after	Stock Units	Retirement	Ownership	Ownership
Beneficial Owner	Nature(1)(2)(3)	Class	May 16, 2008	(6)	(7)	(d+e+f)	(b+g)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Non-Employee Directors
Kenneth M. Jastrow, II(5)	551,702	1.55%	20,000	114,999	17,156	152,155	703,857
Louis R. Brill	16,693	*	21,334	2,000	3,249	26,583	43,276
Kathleen Brown	—	—	20,000	—	3,249	23,249	23,249
William G. Currie	—	—	20,000	—	3,249	23,249	23,249
Michael E. Dougherty	5,500	*	20,000	—	3,249	23,249	28,749
James A. Johnson	13,863	*	20,000	—	22,188	42,188	56,051
Thomas H. McAuley	—	—	20,000	—	3,249	23,249	23,249
William Powers, Jr.	—	—	20,000	—	3,249	23,249	23,249
James A. Rubright	210	*	20,000	—	4,029	24,029	24,239
Richard M. Smith	2,666	*	24,000	—	3,509	27,509	30,175
Named Executive Officers
James M. DeCosmo	20,677	*	83,021	51,532	—	134,553	155,230
Christopher L. Nines	5,951	*	25,384	10,350	—	35,734	41,685
Craig A. Knight	18,842	*	71,083	24,399	—	95,482	114,324
Charles T. Etheredge, Jr.	3,982	*	45,068	8,200	—	53,268	57,250
David M. Grimm	4,137	*	24,568	10,000	—	34,568	38,705
Group
All directors and executive officers (16 persons) as a group	646,421	1.82%	479,027	222,880	66,376	768,283	1,414,704

*	Less than one percent based upon a total of 35,613,775 shares of common stock outstanding on March 17, 2008.

(1)	Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 17, 2008: Messrs. Jastrow — 336,163; Brill — 6,998; Johnson — 11,997; Smith — 2,666; DeCosmo — 15,443; Nines — 3,598; Knight — 13,747; Etheredge — 3,380 and Grimm — 3,280; and all directors and executive officers (16 persons) as a group — 404,751.

(2)	Includes shares of our common stock held by trustees under the Temple-Inland and Guaranty 401(k) plans for Messrs. Jastrow — 3,796; DeCosmo — 1,228; Nines — 277; Knight — 1,763; Etheredge — 254 and Grimm — 397; and all directors and executive officers (16 persons) as a group — 7,734. SEC rules consider these shares to be beneficially owned.

(3)	Includes 150 shares of our common stock owned by relatives of all directors and executive officers (16 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(4)	“Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(5)	Includes 23,770 shares of our common stock pledged by Mr. Jastrow as security for a loan under a revolving line of credit, and such line of credit is not in default as of March 17, 2008, nor does the pledgee have the power to vote or direct the vote regarding such securities.

(6)	Restricted stock and restricted stock units vest on the third anniversary of the date of grant if minimum return on investment (ROI) or return on asset (ROA), as applicable, criteria are met. Restricted stock units received in connection with our spin-off as a result of holding Temple-Inland restricted stock units will be settled in stock or cash, in accordance with the terms of the original Temple-Inland award.

(7)	Includes (a) 2,599 shares of our common stock underlying the annual restricted stock units granted to directors under our director compensation program, and (b) shares of our common stock underlying restricted stock units granted in connection with the election to defer director’s fees into restricted stock units under our director fee deferral plan: Mr. Brill — 650; Ms. Brown — 650; Mr. Currie — 650; Mr. Dougherty — 650; Mr. Johnson — 910; Mr. McAuley — 650; Mr. Powers — 650; Mr. Rubright — 1,430; and Mr. Smith — 910. The underlying shares are payable upon the holder’s retirement. Also includes 14,557 phantom shares in respect of our common stock held by Mr. Jastrow resulting from equitable adjustment in connection with the spin-off to his phantom shares in respect of Temple-Inland common stock acquired pursuant to a Temple-Inland deferred compensation plan. In addition, under the Temple-Inland director fee deferral plan, director fees could be deferred into phantom shares. In connection with our spin-off, those directors who held Temple-Inland phantom shares received phantom shares in respect of our common stock. For a further discussion on the equitable adjustments to phantom shares, see “Executive Compensation — Compensation Discussion and Analysis — Effect of Spin-off on Executive Compensation — Existing Equity Awards.” Under the Temple-Inland director fee deferral plan, phantom shares deferred through 2005 are payable in shares of common stock at retirement, and phantom shares deferred in 2006 and later are payable in cash based on the stock price at retirement. The number of phantom shares held by our directors were: Mr. Johnson — 18,679. Mr. Johnson retired from the Temple-Inland board of directors in November 2007, and his phantom shares will be paid in cash and stock in fifteen annual installments.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For this purpose, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). The Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at eleven, with one class of three directors and two classes of four directors each.

Each director nominee will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

All of the nominees are standing for election as directors to serve for a term of three years expiring at the 2011 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Nominees for Directors to be Elected at the 2008 Annual Meeting of Stockholders

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

Kathleen Brown December 2007	Ms. Brown, age 62, currently serves as Senior Advisor, Goldman, Sachs & Co., where she heads the Western Region of the Public Sector and Infrastructure Group. She joined Goldman, Sachs & Co. in 2001. Ms. Brown served as Treasurer of the State of California from 1991 through 1994. Her private sector experience includes work as an attorney with the law firm of O’Melveny & Myers and service as President of the Private Bank at Bank of America. Ms. Brown was the Democratic Party nominee for Governor of California in 1994, co-chair of the Presidential Commission on Capital Budgeting, and a board member of the Los Angeles Unified School District. She currently serves on the board of the Los Angeles Chamber of Commerce and Town Hall Los Angeles.
Michael E. Dougherty February 2008	Mr. Dougherty, age 67, is the founder and Chairman of Dougherty Financial Group LLC, which was formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Galway Bay Investments, Dougherty Management Company, Inc., Segall Bryant & Hamill, Lakeside Investment Partners LLC, The Clifton Group Investment Management Company, Turnstone, LLC, Turnstone Calhoun, LLC and Dougherty Funding LLC. Mr. Dougherty was the Chairman of Public Securities Association in 1991 and 1992. He serves as a director of Definity Health Corporation, a private health benefits company, and as Chairman of Allina Hospitals and Clinics, a not-for-profit health care company. Mr. Dougherty is also a trustee of the University of St. Thomas, St. Paul, Minnesota.
Thomas H. McAuley December 2007	Mr. McAuley, age 62, is the President of Inland Capital Markets Groups, Inc., a subsidiary of the Inland Real Estate Group, a Chicago, Illinois based real estate and financial services company, a position he has held since 2005. From 1995 to 2003, he was Chairman and Chief Executive Officer of IRT Property Company, an Atlanta, Georgia based Real Estate Investment Trust traded on the NYSE. Prior to this position, he was Regional Partner with Faison & Associates, a Charlotte, North Carolina real estate development and management company. He is a licensed real estate broker in Florida, Georgia and South Carolina and has been a member of the International Council of Shopping Centers since 1984 and the National Association of Real Estate Investment Trusts since 1995. He serves on the boards of directors of Inland Real Estate Corporation, The Westervelt Company (formerly Gulf States Paper Company), Feldman Mall Properties, Inc., Bank of Atlanta and RBC Centura Bank.
William Powers, Jr. December 2007	Mr. Powers, age 61, has been President of the University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at the University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as Chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the “Powers Report.”

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MS. BROWN, MR. DOUGHERTY, MR. MCAULEY AND MR. POWERS AS DIRECTORS OF FORESTAR.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2009 Annual Meeting of Stockholders

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

William G. Currie December 2007	Mr. Currie, age 60, has had a 35-plus year career with Universal Forest Products, Inc., one of the United States’ leading manufacturers and distributors of wood and wood-alternative products. Since 1989 he has served as Chief Executive Officer and since 2006 he has served as Executive Chairman of the Board of Universal Forest Products, previously serving as Vice Chairman since 2000.
James A. Rubright December 2007	Mr. Rubright, age 61, is Chairman and Chief Executive Officer of Rock-Tenn Company, one of North America’s leading manufacturers of paperboard, packaging and merchandising displays. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright also serves on the board of AGL Resources Inc., an energy company.
Louis R. Brill December 2007	Mr. Brill, age 66, served as Chief Accounting Officer for Temple-Inland from 2000 until his retirement in 2006. From 1976 through 1999, he was a partner of Ernst & Young LLP where he was responsible for clients in a wide range of industries and was managing partner of its Austin and San Antonio offices.

Directors to Serve Until the 2010 Annual Meeting of Stockholders

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

Kenneth M. Jastrow, II October 2007	Mr. Jastrow, age 60, is non-executive Chairman of our Board. He served as Chairman of the Board and Chief Executive Officer of Temple-Inland from 2000 to 2007. Prior to that, Mr. Jastrow served Temple-Inland as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer from 1991 until 1998. Mr. Jastrow is also a director of KB Home, MGIC Investment Corporation, and serves as non-executive Chairman of Guaranty.

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

James M. DeCosmo October 2007	Mr. DeCosmo, age 49, has served as our President and Chief Executive Officer since 2006. He has served as Group Vice President of Temple-Inland from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland, he held various land management positions throughout the southeastern United States.
James A. Johnson December 2007	Mr. Johnson, age 64, served on the board of Temple-Inland from 2000 to December 2007. Mr. Johnson is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm, which Mr. Johnson joined in 2001. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the boards of Target Corporation, The Goldman Sachs Group, Inc., and UnitedHealth Group.
Richard M. Smith December 2007	Mr. Smith, age 62, is Chairman of Newsweek. Until December 2007, Mr. Smith served as Editor-in-Chief of the magazine since 1984 and Chief Executive Officer since 1991. He became Chairman in 1998. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and the founding chairman of the Magazine Publishers of America’s New Media Committee. He also serves on the board of Temple-Inland. Mr. Smith previously served on the board of the American Society of Magazine Editors.

How Nominees Are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.forestargroup.com. Our Board approves the nominees to be submitted to the stockholders for election as directors. Nominees must be independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and must not have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and comply with the notice procedures described below. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Pursuant to our Bylaws, notice of a stockholder’s intent to nominate a candidate for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee. Each notice must include the following information about the nominee:

•	the name, age, business address and, if known, residence address,

•	the principal occupation or employment,

•	the number of shares of our common stock beneficially owned, and

•	any other information that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder:

•	the name and address, as they appear in our records, and

•	the class and number of shares of our common stock beneficially owned.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, the information must be received not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first. For the dates applicable to our 2009 annual meeting of stockholders, see the section entitled “Date for Receipt of Stockholder Proposals” on page    of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved under the policy:

•	compensation arrangements required to be reported under the Director Compensation section of the proxy statement,

•	compensation arrangements required to be reported under the Executive Compensation section of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer or a partner, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE Exchange independence listing standards.

Since our related party transaction policy went into effect in December 2007, other than the spin-off agreements described below and the other agreements entered into in connection with our spin-off, there were no transactions between such effective date and fiscal year-end 2007 that were required to be reported under Item 404(a) of Regulation S-K where the policy did not require review, approval or ratification or where the policy was not followed.

Agreements with Temple-Inland and Guaranty

We entered into a separation and distribution agreement and several other agreements with Temple-Inland and Guaranty to effect the separation and provide a framework for our relationships with Temple-Inland and Guaranty after the separation. These agreements govern the relationships between the parties subsequent to the spin-off and provided for the allocation between the parties of Temple-Inland’s assets, liabilities, and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our spin-off. In addition to the separation and distribution agreement (which contains many of the key provisions related to our separation from Temple-Inland and the distribution of our shares of common stock to Temple-Inland stockholders), these agreements include:

•	the tax matters agreement;

•	the transition services agreement; and

•	the employee matters agreement.

Separation and Distribution Agreement

The separation and distribution agreement sets forth our agreements with Temple-Inland and Guaranty regarding the principal transactions that effected the spin-off. It also sets forth other agreements that govern certain aspects of our relationship with Temple-Inland and Guaranty after the spin-off.

Transfer of Assets and Assumption of Liabilities.  The separation and distribution agreement identifies the assets transferred, liabilities assumed, and contracts assigned to each of us, Guaranty, and Temple-Inland as part of the spin-off, and describes when and how these transfers, assumptions, and assignments occurred. In particular, the separation and distribution agreement provides that, subject to the terms and conditions contained in the separation and distribution agreement:

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the real estate development and minerals operations of Temple-Inland were retained by or transferred to us or one of our subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the financial services business of Temple-Inland were retained by or transferred to Guaranty or one of its subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the manufacturing and corrugated products business of Temple-Inland were retained by or transferred to Temple-Inland or one of its subsidiaries (other than us, Guaranty, or one of our or its subsidiaries).

•	Liabilities (including whether accrued, contingent, or otherwise) related to, arising out of or resulting from businesses of Temple-Inland that were previously terminated or divested were allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•	Each party or one of its subsidiaries assumed or retained any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

•	Each party or one of its subsidiaries assumed or retained any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

•	Temple-Inland assumed or retained any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and related information statement filed with the SEC in connection with the spin-off), but only to the extent such liability derives from a material misstatement or omission contained in the portions of the information statement that relate to Temple-Inland. We and Guaranty assumed or retained any other liability relating to, arising out of or resulting from our or their registration statements or similar disclosure documents related to the separation.

•	Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, we are responsible for any costs or expenses incurred by us or Temple-Inland in connection with the separation other than costs and expenses relating to legal counsel, financial advisors, and accounting advisory work related to the separation.

The allocation of liabilities with respect to taxes is governed solely by the tax matters agreement.

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance proves to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals were not obtained, and that any requirements of laws or judgments were not complied with.

Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances.  To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation and distribution agreement were not consummated on or prior to the date of the separation, the parties will cooperate to effect such transfers or assumptions as promptly as practicable following the date of the separation. In addition, each of the parties will cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

The Distribution.  The separation and distribution agreement also governs the rights and obligations of the parties regarding the distribution to effect the spin-offs. Prior to the distribution, we distributed to Temple-Inland as a stock dividend the number of shares of our common stock distributable in the distribution. Temple-Inland caused its agent to distribute to Temple-Inland stockholders as of the applicable record date all the issued and outstanding shares of our common stock.

Releases and Indemnification.  Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party released and forever discharged the other party and its subsidiaries and affiliates from all liabilities that exist or arise from any acts or events that occurred or failed to occur or alleged to have occurred or to have failed to occur or any conditions that existed or alleged to have existed on or before the separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation and distribution agreement or any ancillary agreement.

In addition, the separation and distribution agreement provides for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, the financial responsibility for the obligations and liabilities of Guaranty’s business with Guaranty, and financial responsibility for the obligations and liabilities of Temple-Inland’s business with Temple-Inland. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their affiliates and subsidiaries and each of their officers, directors, employees, and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the separation and distribution agreement;

•	the operation of each such party’s business, whether prior to or after the distribution; and

•	any breach by such party of the separation and distribution agreement or ancillary agreement.

Indemnification with respect to taxes are governed solely by the tax matters agreement.

Legal Matters.  Except as otherwise set forth in the separation and distribution agreement (or as further described below), each party to the separation and distribution agreement assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance.  Following the separation, we are responsible for obtaining and maintaining our own insurance coverage and are no longer an insured party under Temple-Inland’s insurance policies, except in specified circumstances set forth in the separation and distribution agreement.

Other Matters Governed by the Separation and Distribution Agreement.  Other matters governed by the separation and distribution agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

The tax matters agreement with Temple-Inland and Guaranty generally governs Temple-Inland’s, Guaranty’s and our respective rights, responsibilities and obligations after the spin-off with respect to taxes, including ordinary course of business taxes, and taxes, if any, incurred as a result of any failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986 (including as a result of Section 355(e) of the Code). Under the tax matters agreement, with certain exceptions, we generally are responsible for the payment of all income and non-income taxes attributable to our operations, and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Temple-Inland.

Notwithstanding the foregoing, under the tax matters agreement, we also generally are responsible for any taxes imposed on Temple-Inland that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. In addition, we generally are responsible for 15% of any taxes that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure is for any reason for which neither we nor Temple-Inland is responsible. The tax matters agreement also imposes restrictions on our and Temple-Inland’s ability to engage in certain actions following our separation from Temple-Inland and sets forth the respective obligations among us, Guaranty and Temple-Inland with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition Services Agreement

The transition services agreement with Temple-Inland and Guaranty provides for an orderly transition to being an independent, publicly-traded company. Under the transition services agreement, Temple-Inland and

Guaranty agreed to provide us with various services, including services relating to environmental management, telecommunications and information technology.

Under the transition services agreement, we must pay a fee to Temple-Inland or Guaranty, as the case may be, for these services, which fee is generally intended to allow Temple-Inland or Guaranty, as the case may be, to recover all of their direct and indirect costs, without profit. Unless specifically indicated below, all services to be provided under the transition services agreement will be provided for a specified period of time not to exceed 24 months, although the parties may mutually agree to terminate some or all of those services in advance of the specified time period. After the expiration of the arrangements contained in the transition services agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Temple-Inland. We are developing a plan to increase our own internal capabilities in the future to reduce our reliance on Temple-Inland and Guaranty for these services. We have the right to receive reasonable information with respect to the charges to us by Temple-Inland and Guaranty and other service providers for transition services provided by them.

Employee Matters Agreement

The employee matters agreement with Temple-Inland and Guaranty allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations. The employee matters agreement also provides that outstanding Temple-Inland stock options and other stock-based incentive compensation awards will be equitably adjusted in connection with the spin-off. For further information see “Executive Compensation — Compensation Actions In Preparation for the Spin-off — Existing Equity Awards”.

Our participation in the Temple-Inland benefit plan arrangements ceased with the spin-off, but our benefit plans generally credit service with Temple-Inland before the spin-off. The employee matters agreement also provides as a general matter that we and each of Temple-Inland and Guaranty retain liability for employees historically associated with our and their respective businesses. However, Temple-Inland retains all liabilities under its tax-qualified pension plan, its SERP, and its stock deferral and payment plan.

Corporate Aircraft

We entered into an agreement with Temple-Inland pursuant to which Temple-Inland contributed to us an undivided 15 percent interest in aircraft owned by Temple-Inland. Temple-Inland also contributed an undivided 15 percent interest to Guaranty and retained the remaining interest. Under the terms of the agreement, we pay 15 percent of the fixed costs associated with ownership of the aircraft and pay our portion of the variable costs of operation based on our usage. The agreement has a two-year term at which time it can be renewed or terminated. The joint owners of the aircraft can renew the agreement by written amendment, and no consideration is due from any of the joint owners upon renewal of the agreement. If not renewed, the agreement would terminate at the earlier of the end of the two-year term or if any third party acquires more than a 20% ownership interest in any of the joint owners. Upon termination of the agreement, any joint owner has the right of first refusal to buy the other joint owner’s interest for cash at a value determined by a qualified appraiser. If the right of first refusal is not exercised, the aircraft will be offered for sale by a broker at a value determined by a qualified appraiser. The net proceeds from the sale would be distributed to the joint owners based on their ownership interest.

Office Space Lease

We lease approximately 23,000 square feet of office space in Austin, Texas from Guaranty pursuant to a lease that expires in 2009.

Timber Sale and Purchase Agreement

We entered into an agreement with Temple-Inland pursuant to which we agreed to sell and Temple-Inland agreed to purchase timber from our land in Alabama and certain counties in Georgia. The agreement has a five-year term although the purchase and sale commitments are established annually based on Forestar’s annual harvest plan. Sales are at fair market prices. Base prices were determined by independent sources and are indexed to third party indexing sources. Payment for timber is advanced to us by Temple-Inland on a quarterly basis.

Director Interlocks

Mr. Jastrow is the former CEO and Chairman of Temple-Inland and is our Chairman and Guaranty’s Chairman. In addition, Mr. Smith serves as a director for both us and Temple-Inland. Mr. Johnson served as a director of Temple-Inland prior to our spin-off, retiring from the Temple-Inland Board in November 2007. Messrs. Jastrow, Johnson and Smith have agreed to recuse themselves from any matters related to us arising under the separation agreements.

COMMITTEES OF THE BOARD OF DIRECTORS AND OTHER BOARD MATTERS

The Board performs a number of its functions through committees. All members and the chairman of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under the NYSE corporate governance listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on our website at www.forestargroup.com. Any changes to the committee charters will be reflected on our website.

Our Board formed and appointed members to these committees in December 2007 in contemplation of our spin-off. Before that time, our Board was comprised of only three members, Mr. Jastrow, Mr. DeCosmo and Mr. Knight, and had no Board committees because we were a wholly-owned subsidiary of Temple-Inland. Prior to October 31, 2007, we were a limited liability company with a board of managers comprised of the same three persons. Information about our Board follows:

Audit Committee

The Audit Committee:

•	assists the Board in its oversight of:

•	the integrity of our financial statements,

•	compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the internal audit function and independent registered public accounting firm; and

•	prepares the report that the rules of the Securities and Exchange Commission require be included in the annual proxy statement.

The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance listing standards. The members of the Audit Committee are Mr. Rubright (Chairman), Ms. Brown, Mr. McAuley and Mr. Powers. Because it was not formed until December 12, 2007, during 2007 the Audit Committee did not meet.

Management Development and Executive Compensation Committee

The Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO’s compensation;

•	determining and approving the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and programs for executive officers;

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the Board with respect to employee benefit programs;

•	advising the Board with respect to equity and long-term incentive plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment;

•	reviewing our practices and policies with respect to equal employment opportunities;

•	performing an annual performance evaluation of the committee; and

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the Securities and Exchange Commission.

The Compensation Committee may engage a compensation consultant to provide market data regarding executive compensation and advice about proposed compensation programs and amounts.

In 2007, the Temple-Inland Management Development and Executive Compensation Committee (Temple-Inland Compensation Committee) established our overall executive compensation program. Our Compensation Committee, which was formed on December 12, 2007 and which met for the first time in February 2008, has made some modifications to the program and anticipates that the program will continue to evolve in support of our ongoing business strategy and as we mature as a separate public company. For further discussion regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis”. The Chief Administrative Officer and the Chief Executive Officer recommend executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged Hewitt Associates LLC, a compensation consultant, to provide advice about proposed compensation programs and amounts and CEL Associates, a compensation consultant, to provide market survey data regarding executive compensation. The Compensation Committee intends to obtain specific data from Hewitt and CEL on an annual basis and at other times upon request. The Compensation Committee invites a Hewitt representative to attend meetings of the committee from time to time. The Compensation Committee also intends to meet with the Hewitt representative in executive session periodically. Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

The members of the Compensation Committee are Mr. Johnson (Chairman), Ms. Brown, Mr. Currie, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance listing standards. Because it was not formed until December 12, 2007, during 2007 the Compensation Committee did not meet.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of the Board and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Party Transactions.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:

•	periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board,

•	recommending nominees to serve on the Board of Directors,

•	reviewing potential conflicts of prospective Board members,

•	recommending the size of the Board,

•	recommending the membership of the committees,

•	reviewing relevant corporate governance issues,

•	reviewing performance and qualifications of Board members before they stand for reelection,

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly held companies by our senior officers,

•	acting in an advisory capacity to the Board of Directors regarding activities that relate to issues of social and public concern, and significant legislative, regulatory and social trends, and

•	recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

In 2007, the Temple-Inland Nominating and Governance Committee determined the director compensation program for our directors. Our Nominating and Governance Committee was formed on December 12, 2007 and met for the first time in February 2008. The Nominating and Governance Committee intends that the Chief Administrative Officer and the Chief Executive Officer recommend director compensation amounts and programs to the Nominating and Governance Committee. The Nominating and Governance Committee has engaged Hewitt to provide advice about proposed director compensation programs and amounts. The Nominating and Governance Committee intends to obtain specific data from Hewitt Associates on an annual basis and at other times upon request. The Nominating and Governance Committee intends to invite a Hewitt representative to attend meetings of the committee from time to time. The Nominating and Governance Committee also intends to meet with the Hewitt representative in executive session periodically. Once the full Board approves any director compensation recommendations of the Nominating and Governance Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

The members of the Nominating and Governance Committee are Mr. Smith (Chairman), Mr. McAuley, Mr. Powers, and Mr. Dougherty, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance listing standards. Because it was not formed until December 12, 2007, during 2007 the Nominating and Governance Committee did not meet.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board,

•	changes in the Bylaws, and

•	certain other significant corporate matters.

The members of the Executive Committee are the Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright,

Mr. Johnson, and Mr. Smith. Because it was not formed until December 12, 2007, during 2007 the Executive Committee did not meet.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which standards are discussed below. In order for a director to be considered “independent,” our Board must affirmatively determine that the director has no material relationship with us. In each case, our Board will consider all relevant facts and circumstances. In accordance with our corporate governance guidelines and the NYSE rules, at least a majority of our directors are independent.

All directors other than Messrs. Jastrow, DeCosmo and Brill satisfy the NYSE corporate governance listing standards for independence. Mr. DeCosmo does not meet these independence standards because he is one of our officers. Messrs. Jastrow and Brill do not meet these standards because of their prior employment with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such employment, or 2010 for Mr. Jastrow and 2009 for Mr. Brill.

The Board defines independence as meeting the requirements to be considered independent directors as defined under the current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

1. If not otherwise prohibited by the NYSE rules, any commercial or charitable relationship that is not required to be reported in the proxy statement to stockholders will not be considered a material relationship that would impair a director’s independence.

2. To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law.

There were no material transactions or relationships between us and any of our independent directors during 2007.

There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

Board Meetings

Prior to October 31, 2007, we were a limited liability company governed by a board of managers. After our October 31, 2007 conversion to a corporation and until an additional eight directors were appointed to our Board in December 2007, Messrs. Jastrow, DeCosmo and Knight were the only members of our Board. During that period, our Board met one time, and all of the directors attended the meeting. Mr. Knight resigned from our Board effective December 12, 2007. After the appointment of the additional eight directors on December 12, 2007 until year-end 2007, there were no meetings of our Board.

Corporate Governance

In accordance with the NYSE rules, our Board intends to meet in regularly scheduled executive sessions without management. Our Chairman of the Board serves as presiding director to lead these executive sessions of the Board. In addition, our Board intends to meet at least once a year in executive session with only independent directors. The Chairmen of the Audit, Compensation and Nominating and Governance Committees will serve as presiding director to lead these non-management executive sessions on a rotating basis.

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all Board members to attend our 2008 annual meeting of stockholders, health permitting.

We have adopted a code of ethics for senior financial officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as standards of business conduct and ethics, applicable to all of our employees. Waivers, if any, of our code of ethics for senior financial officers will be disclosed on our website.

Our code of ethics for senior financial officers, standards of business conduct and ethics, corporate governance guidelines and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are posted on our website at www.forestargroup.com under the heading “Corporate Governance.” We will provide a copy of these documents, without charge, to any stockholder upon request.

Communications with Directors

Stockholders and other interested parties may communicate with non-management directors by forwarding their written comments to an independent third party that has agreed to forward the comments to the presiding director with a copy to our General Counsel. As of the date of this proxy statement, such independent third party is The Network and such comments may be sent to:

The Network
333 Research Court
Norcross, GA 30092
Attention:  Call Center — Forestar Real Estate Group

Alternatively, interested parties may send an email to The Network at www.reportlineweb.com/Forestar.

The presiding director is our Chairman of the Board. Any changes in the presiding director or the independent third party for purposes of communicating with the presiding director after publication of this proxy statement will be posted on our website at www.forestargroup.com.

DIRECTOR COMPENSATION

Prior to the spin-off, our director compensation program was established by the Temple-Inland Nominating and Governance Committee. Our Board and Nominating and Governance Committee currently intend to continue to apply this program. The director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to better align director compensation with the long-term interests of our stockholders, and to assist in recruiting high caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. The current program consists of the following compensation components:

•	annual retainer fees,

•	meeting fees, and

•	an annual restricted stock unit grant.

Our director fee schedule is as follows:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for the board of directors and Executive Committee combined; $1,500 for each meeting in excess of 5 per year for each committee
Annual Restricted Stock Unit Grant	$75,000

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, which stock options will have an exercise price per share equal to the fair market value on the date of grant, which is the date the director is first elected, and which will vest 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to better align director compensation with the interests of stockholders. On February 12, 2008, our directors (except Mr. DeCosmo) received this stock option grant.

Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee.

Mr. Jastrow’s non-executive chair retainer is not eligible for a match under the fee deferral plan described below.

Fee Deferral Plan

Instead of immediate payment in cash, directors may defer all fees into restricted stock units, or RSUs, payable in common stock at retirement. The RSUs have an aggregate value of 1.5 times the amount of fees deferred except for the non-executive chair retainer which has an aggregate value of one times the amount of fees deferred. The number of RSUs is determined by dividing the deferred amount by the closing price of our common stock on the date deferred. RSUs are vested when granted. Dividends are credited as additional RSUs if and when paid to stockholders. At retirement, a director is paid the number of shares of common stock equal to the number of RSUs credited to his or her account.

For example, assume a director defers fees on a date when our closing stock price is $25. The $12,500 quarterly fee times 1.5 = $18,750 initial value. The $18,750 is divided by the closing stock price of $25 on the date of deferral = 750 RSUs. At retirement, the director receives 750 shares of common stock. Additional shares would be credited and paid to the extent any dividends are paid on the underlying shares.

The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Stock Ownership Guidelines

Directors are required to own stock or RSUs equal to $150,000 (3 times their $50,000 annual retainer) by the end of three years from initial election.

Insurance and Indemnification

All directors are covered under our business travel accident insurance policy while traveling on our business. They are also covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Non-employee directors must retire by the annual meeting following their 72nd birthday, and employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Director Compensation Pre-Spin-Off and Post-Spin-Off

Prior to October 31, 2007, we were a limited liability company governed by a board of managers. On October 31, 2007, we converted into a corporation and the initial members of our Board of Directors were Messrs. Jastrow, DeCosmo, and Knight. In contemplation of our spin-off, effective December 12, 2007, Mr. Knight resigned from our Board of Directors and Mr. Brill, Ms. Brown, Mr. Currie, Mr. Johnson, Mr. McAuley, Mr. Powers, Mr. Rubright and Mr. Smith were appointed as members of our Board of Directors. Mr. Dougherty joined our Board in February 2008. During the period from December 12, 2007 to December 29, 2007 (our 2007 fiscal year-end), there were no meetings of our Board or Board Committees. As a result, none of our Board members earned or received any compensation for service on our Board in 2007. Messrs. Jastrow and DeCosmo received compensation in 2007 for their service as officers of Temple-Inland and, in the case of Mr. DeCosmo, an officer of ours. Prior to the spin-off, Messrs. Johnson and Smith received compensation in 2007 as directors of Temple-Inland. Accordingly, director compensation received by Messrs. Johnson and Smith from Temple-Inland for their service as Temple-Inland directors in 2007 is described below. The below information is based on the director compensation information disclosed by Temple-Inland in its definitive proxy statement filed with the SEC on March 24, 2008. Mr. Johnson retired from the Temple-Inland Board in November 2007. The fees shown below are not representative of fees under our director compensation program.

TEMPLE-INLAND 2007 DIRECTOR COMPENSATION

Change in
Pension
Value and
Nonqualified
	Fees Earned			Non-Equity	Deferred
	or		Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(1)(2)(3)	($)(2)(3)(4)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James A. Johnson	—	$96,620	$2,991	—	—	$249,977(5)	$349,587
Richard M. Smith	—	$216,677	—	—	—	$5,000(6)	$221,667

(1)	Temple-Inland paid no cash fees in 2007. The fees shown in column (c) consist of fees that were earned in 2007 but deferred until retirement. The deferred fees earned a match of 133% and were converted into phantom shares of Temple-Inland stock. The resulting phantom shares credited to each director’s account in 2007 are as follows: Mr. Johnson — 6,959 shares; and Mr. Smith — 7,989 shares. The total amount of director fees deferred by the directors are as follows: Mr. Johnson — $365,090; and Mr. Smith — $419,845.

At fiscal year end 2007, the directors held the following aggregate number of phantom shares in the Temple-Inland fee deferral plan: Mr. Johnson — 56,040; and Mr. Smith — 13,054. Mr. Johnson retired in November 2007 and received 2,016 shares of Temple-Inland common stock and the cash value of $50,193 as payment for another 975 shares of Temple-Inland common stock as the first of fifteen annual installment payments of his deferred fees. In January 2008, Mr. Smith received a cash distribution of $135,752 as a distribution of his deferred fees attributable to the spin-offs of us and Guaranty.

(2)	The amounts in columns (c) and (d) reflect compensation expense recognized for financial reporting purposes during 2007 pursuant to FAS 123(R) in respect of phantom shares and stock options, respectively, granted in 2007 and in prior years to the directors, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of such amounts are included in footnote 9 to the consolidated financial statements contained in Temple-Inland’s 2007 Form 10-K.

(3)	SEC rules require that the value of the phantom stock acquired through deferral of fees and match be calculated using the stock price in the year the fees are earned. However, directors do not receive any payment for the Temple-Inland fees until they retire from the Temple-Inland board. At retirement, a director receives actual shares of common stock (or the cash equivalent) equal in value to the phantom stock held in his or her account. The value of the shares and cash received on the date the director retires may be different than the value of phantom stock received at the time the fee is earned.

After his November 2007 retirement from the Temple-Inland Board of Directors, Mr. Johnson elected to receive his retirement value in stock and cash to be paid over a fifteen-year period. See discussion under footnote (1) above.

(4)	At fiscal year end 2007, our directors held the following aggregate number of Temple-Inland stock options: Mr. Johnson — 36,000; Mr. Smith — 20,000. Expiration dates for these options range from 2009 through 2016. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at each director’s latest Form 4 under Investor Relations, SEC Filings, on Temple-Inland’s website at www.templeinland.com.

(5)	Represents an annual $5,000 charitable donation made on behalf of Mr. Johnson, a $6,000 matching charitable donation, a $50,000 charitable donation in honor of Mr. Johnson’s retirement, a $35,000 lump sum retirement payment from Temple-Inland’s frozen director retirement plan, $50,193 as the first of fifteen installments of retirement benefits payable in cash, and 2,016 shares of retirement benefit payable in shares and valued at $103,784.

(6)	Represents a $5,000 charitable donation made on behalf of Mr. Smith.

By virtue of the spin-off and their holding shares of Temple-Inland common stock or options to acquire Temple-Inland common stock, or both (and not by virtue of their service on our Board), each of Mr. Jastrow, Mr. DeCosmo, Mr. Brill, Mr. Johnson, Mr. Rubright, and Mr. Smith received shares of our common stock options to acquire our common stock, or both, in connection with the spin-off in accordance with the terms thereof.

Distribution on Previously-Granted Temple-Inland
Equity Awards Resulting from the Spin-Off

Temple-Inland equity awards existing at the time of the spin-offs were adjusted at that time into three separate equity awards for Temple-Inland shares, Forestar shares and Guaranty shares. As shares underlying equity awards vest that are payable in stock, each entity will issue shares to the holders of such awards. As shares underlying equity awards vest that are payable in cash, each entity for which the holder is a director or employee will pay the cash amount owed to the holder. In addition, with respect to Temple-Inland stock options existing at the time of the spin-offs, the exercise prices of the three stock options resulting from the spin-offs were adjusted such that the total intrinsic value of all three stock options is equal to the pre-spin-offs total. For further discussion of these equitable adjustments to existing Temple-Inland awards, see “Executive Compensation — Compensation Discussion and Analysis — Effect of Spin-Off on Executive Compensation —

Existing Equity Awards.” The following table sets forth the Forestar equity awards received by our directors who owned Temple-Inland equity awards at the time of the spin-off as a result of these equitable adjustments.

			All Other Option
		All Other Stock	Awards: Number of
		Awards: Number of	Securities
		Shares of Stock or	Underlying Options	Exercise or Base Price of
Name	Date	Units (#)	(#)	Option Awards ($/Sh)(1)

Kenneth M. Jastrow, II	12/28/07	—	9,333(2)	$13.33
	12/28/07	—	24,896(2)	$16.84
	12/28/07	—	32,000(2)	$20.69
	12/28/07	—	66,666(2)	$13.24
	12/28/07	—	66,666(2)	$11.76
	12/28/07	—	33,333(2)	$13.26
	12/28/07	—	36,666(2)	$8.68
	12/28/07	—	33,333(3)	$15.02
	12/28/07	—	33,333(4)	$20.26
	12/28/07	—	34,166(5)	$27.06
	12/28/07	103,415(2)	—	—
	12/28/07	41,666(6)	—	—
	12/28/07	50,000(7)	—	—
	12/28/07	14,557(8)	—	—
Louis R. Brill	12/28/07	—	1,666(2)	$8.68
	12/28/07	—	2,666(9)	$15.02
	12/28/07	—	4,000(10)	$20.26
	12/28/07	2,000(2)	—	—
James A. Johnson	12/28/07	—	6,666(2)	$13.24
	12/28/07	—	1,333(2)	$6.73
	12/28/07	—	1,333(2)	$5.98
	12/28/07	—	666(2)	$11.76
	12/28/07	—	1,333(2)	$7.08
	12/28/07	—	666(2)	$13.26
	12/28/07	18,679(11)	—	—
Richard M. Smith	12/28/07	—	6,666(12)	$20.99
	12/28/07	4,351(13)	—	—

(1)	Adjusted as described in the paragraph immediately preceding this table and to reflect a special dividend of $10.25 paid on each share of Temple-Inland common stock on December 21, 2007.

(2)	Equity award is fully vested and exercisable.

(3)	Stock options to acquire 25,000 shares of our common stock are fully vested and exercisable; stock options to acquire 8,333 shares of our common stock will vest on January 1, 2008.

(4)	Stock options to acquire 16,667 shares of our common stock are fully vested and exercisable; stock options to acquire 16,666 shares of our common stock will vest on January 1, 2008.

(5)	Stock options to acquire 8,541 shares of our common stock are fully vested and exercisable; stock options to acquire 25,625 shares of our common stock will vest on January 1, 2008.

(6)	Restricted stock award will vest on February 3, 2009, subject to a 1% ROI performance criteria.

(7)	Restricted stock award will vest on February 2, 2010, subject to a 1% ROI performance criteria.

(8)	Represents phantom shares in respect of our common stock. 3,583 of such shares are payable in cash and 10,974 of such shares are payable in shares of our common stock.

(9)	Stock options to acquire 1,333 shares of our common stock are fully vested and exercisable; stock options to acquire 1,333 shares of our common stock will vest on February 6, 2008.

(10)	Stock options to acquire 1,333 shares of our common stock are fully vested and exercisable; stock options to acquire 1,333 and 1,334 shares of our common stock will vest on February 4, 2008 and 2009, respectively.

(11)	Represents phantom shares in respect of our common stock. 9,367 of such shares are payable in cash and 9,312 of such share are payable in shares of our common stock.

(12)	Stock options to acquire, 2,666 shares of our common stock are fully vested and exercisable; stock options to acquire 2,666 shares of our common stock will vest on November 3, 2008; stock options to acquire 1,334 shares of our common stock will vest on November 3, 2009.

(13)	Represents phantom shares in respect of our common stock, all of which are payable in cash.

EXECUTIVE COMPENSATION

At the time of our spin-off from Temple-Inland on December 28, 2007, we participated in Temple-Inland’s compensation programs and therefore our overall executive compensation program and policies had been established by the Temple-Inland Compensation Committee. Thus, our Compensation Committee was not involved in determining 2007 compensation for our executive officers, except for approval of 2007 incentive bonuses paid in 2008. Our Compensation Committee has made some modifications to the program and policies and anticipates that the program and policies will continue to evolve in support of our ongoing business strategy and as we mature as a public company. The below description of our executive compensation program and policies is as they are in effect on the date of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

We have separated our discussion of executive compensation into the following sections:

•	Compensation actions taken in preparation for the spin-off

•	Effect of the spin-off on executive compensation

•	The philosophy, oversight, objectives, methodology, and elements of our executive compensation program post-spin-off

•	Historical compensation of our named executive officers prior to the spin-off under the Temple-Inland executive compensation program

Compensation Actions in Preparation for the Spin-off

CEO Compensation

The Temple-Inland Compensation Committee approved certain adjustments (as discussed below) to Mr. DeCosmo’s compensation in consideration of the additional responsibilities associated with overseeing our reorganization into a stand-alone public company and the related transactions and his additional responsibilities as a chief executive officer of a public company.

Base Salary Increase.  On May 4, 2007, the Temple-Inland Compensation Committee approved an increase in Mr. DeCosmo’s base salary from $309,000 to $500,000, effective upon our spin-off. This increase brings Mr. DeCosmo’s salary to a level that is consistent with our peer group benchmarking.

Equity Award.  On May 4, 2007, the Temple-Inland Compensation Committee granted Mr. DeCosmo an award of 25,000 shares of Temple-Inland restricted stock units that will vest on May 4, 2010. The market price per share of Temple-Inland common stock on May 4, 2007 was $61.23. By virtue of the spin-off, in respect of such restricted stock units, Mr. DeCosmo received 8,333 shares of our restricted stock units, which will also vest on May 4, 2010.

Employment Agreement.  Following approval of the Temple-Inland Compensation Committee, we executed an employment agreement with Mr. DeCosmo on August 9, 2007 that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement becomes effective ($500,000) or any increase subsequently granted. He is eligible for a performance-based annual cash bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described below) during the first two years following the effective date of the agreement or within two years following a change in control (defined in the same manner as under the change in control agreements described below), Mr. DeCosmo would be generally entitled to the same benefits (including excise tax gross-up protection) as described below under the change in control agreements, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment after the first two years of the agreement and not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

Change in Control Agreements

Selected executives including our CEO and the other named executive officers had change in control/severance agreements with Temple-Inland. Upon approval of the Temple-Inland Compensation Committee, in connection with our spin-off we entered into new change in control/severance agreements with these executives, other than the CEO, and the Temple-Inland change in control/severance agreements were terminated. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. The terms of our change in control/severance agreements are substantially similar to the agreements our named executive officers had with Temple-Inland. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the named executive officers with change in control/severance agreements to become entitled to the benefits thereunder. We provided this two-year “single trigger” right to our named executive officers because this was the change in control/severance arrangement Temple-Inland had with them at the time of the spin-off. Mr. DeCosmo had a severance contract with Temple-Inland requiring payments of three times his compensation and all other named executive officers had severance contracts with Temple-Inland requiring payments of twice their compensation upon a qualifying termination of employment following a change in control of Temple-Inland.

The following events constitute a change in control for purposes of the change in control agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities);

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

Our 2007 Stock Incentive Plan uses similar change in control events.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination without cause and voluntary termination by the executive for good reason. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, substantial reduction in base salary, relocation of place of employment more than 50 miles, failure to pay compensation, or failure to provide benefits or a reduction in benefits.

Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•	their current cycle bonus pro rated if the termination is before the end of the first half of the cycle; full bonus if during the second half of the cycle;

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units;

•	two years of additional service credit for SERP benefits, if any;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	any retiree medical benefits to which the executive is entitled;

•	reimbursement for outplacement services not to exceed 15% of base salary and target bonus, or if higher, the salary or actual bonus in any of the last three years; and

•	two years’ continuation of perquisites.

The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The Temple-Inland Compensation Committee determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

Peer Groups

In connection with the spin-off, the Temple-Inland Compensation Committee benchmarked the various elements of our executive compensation program in order to gauge our compensation levels relative to the market and our competitors. Temple-Inland retained Hewitt, to assist with payroll and compensation issues relative to the spin-off. Our management team and the Temple-Inland Compensation Committee, with Hewitt’s assistance, selected the following companies for the initial review:

Avatar Holdings Inc.
Bluegreen Corporation
Consolidated-Tomoka Land Co.
Crescent Real Estate Equities Company
Forest City Enterprises, Inc.
GenCorp Inc.
Plum Creek Timber Company, Inc.
Rayonier Inc.
The St. Joe Company
Tejon Ranch Company
WCI Communities, Inc.

With Hewitt’s assistance, we have continued to refine this peer group. See discussion below under “— Compensation Methodology — Peer Groups.”

Effect of Spin-off on Executive Compensation

Retirement Benefits

All liabilities for accrued benefits under Temple-Inland’s qualified defined benefit plan for our named executive officers were retained by Temple-Inland. The actuarial present values of the accumulated pension benefits of our named executive officers who participated in Temple-Inland’s qualified defined benefit plan and SERP, or the Guaranty SERP, as of the end of 2007, as well as other information about each of Temple-Inland’s defined benefit pension plans, are reported in the Pension Benefits table below.

In connection with the spin-off, our named executive officers who were eligible for Temple-Inland retiree medical benefits or who participated in a Temple-Inland or Guaranty SERP received a distribution in 2008 of all amounts accrued thereunder:

		Temple-Inland
		Retiree	Temple-	Guaranty
		Medical	Inland SERP	SERP
Executive	Title	Payment	Payment	Payment

James M. DeCosmo	President and Chief Executive Officer	—	$210,726	—
Chris L. Nines	Chief Financial Officer	—	$14,030	—
Craig A. Knight	Chief Investment Officer	—	—	$205,672
Charles T. Etheredge, Jr.	Executive Vice President	—	—	$89,146
David M. Grimm	Chief Administrative Officer, General	$7,600	$61,318	—
	Counsel and Secretary

These amounts were paid by Temple-Inland or Guaranty, as the case may be.

Existing Equity Awards

Prior to the spin-off, each of our named executive officers was employed by us or Temple-Inland. In such capacity, the named executive officers were granted stock options and other equity awards with respect to Temple-Inland common stock. Details with respect to such grants as of the end of 2007, as adjusted as described below, are set forth below under the table entitled “Outstanding Equity Awards at Year-End 2007.”

In connection with the spin-offs of Forestar and Guaranty, all outstanding options to acquire Temple-Inland common stock were equitably adjusted into three separate options: one relating to Forestar common stock, one relating to Guaranty common stock, and one relating to Temple-Inland common stock. For every three shares of Temple-Inland common stock underlying stock options, a stock option to acquire one share of our common stock and a stock option to acquire one share of Guaranty common stock were issued. In addition, the exercise prices of Temple-Inland stock options, our stock options and Guaranty stock options were equitably adjusted. Such adjustments were made so that immediately following the distribution the number of shares relating to each option and the per share option exercise price of the original Temple-Inland stock option was proportionally allocated among the three types of stock options based upon the relative per share trading prices of the Forestar, Guaranty, and Temple-Inland common stock immediately following the distribution. All Forestar and Guaranty options issued as part of this adjustment and the Temple-Inland options continue to be subject to their current vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, Temple-Inland’s Compensation Committee determined that continued employment with Forestar, Guaranty, or Temple-Inland will be viewed as continued employment with the issuer of the options. For details of the Forestar equity awards received by our named executive officers as a result of the above-described adjustments resulting from the spin-off, see the table entitled “Distribution on Previously-Granted Temple-Inland Equity Awards Resulting from the Spin-Off.” These equitable adjustments are intended to preserve the economic value of the awards existing immediately prior to the spin-off.

Restricted stock, RSUs and performance stock units were adjusted in the same manner stockholders of Temple-Inland had their shares adjusted, including participation in quarterly dividends and special dividends, and will continue to vest over the normal vesting cycle. These equitable adjustments are intended to preserve the economic value of the awards immediately prior to the spin-off.

Executive Compensation Post-Spin-off

Compensation Philosophy

Our compensation program is focused on creating long-term stockholder value, and emphasizes performance measurements such as return on assets and real estate value creation as our primary measurements. Our executive compensation program also is designed to attract and retain high-performing executives and to motivate and reward our executives for superior performance of specific corporate and individual goals.

Compensation Oversight

Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Chief Administrative Officer and our CEO work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. These executives consult with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•	establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pools for each business segment. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or revises the individual amounts;

•	approves all stock award recipients and the amount of each award;

•	delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•	delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers, oversees 401(k) plan fund choices. This investment committee reports annually to the Board.

Objectives of the Executive Compensation Program

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize return on assets, real estate value creation (REVC), and performance. We define REVC as the value created by moving property through the development process while meeting or exceeding our return expectations. Cash bonuses are considered on an annual basis based on return on assets, REVC and achievement of individual performance objectives. Stock awards reward long-term performance and align our executives’ interests with stockholders by encouraging stock ownership. Both cash bonuses and stock awards are designed to align the executives’ interests with our business strategy and motivate performance to maximize return on assets, REVC and achievement of individual performance objectives. Stock awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death or disability. A 401(k) plan match and health and welfare benefits help retain executives. Change in control agreements help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work somewhere else, or otherwise to work other than in the best interests of the company or its stockholders.

Compensation Methodology

Peer Groups.  With Hewitt’s assistance, we have continued to refine our peer group, including a range of companies with various real estate development operations and land positions. In determining our peer group, we consider various metrics including revenues, net income, total assets, and market capitalization. Our management team and our Compensation Committee, with Hewitt’s assistance, have selected the following companies for inclusion in our peer group for purposes of evaluating executive compensation:

Allete Inc.	Plum Creek Timber Company, Inc.
Avatar Holdings Inc.	Post Properties Inc.
Bluegreen Corporation	Potlach Corp.
BRE Properties	Rayonier Inc.
Brookfield Homes Corp.	Roberts Realty Investors Inc.
Consolidated-Tomoka Land Co.	The St. Joe Company
Cousins Properties Inc.	Tejon Ranch Company
Forest City Enterprises, Inc.	WCI Communities, Inc.
MDC Holdings Inc.

Compensation Consultant.  Hewitt has been engaged as a compensation consultant. Hewitt will provide annual market and other specific information on executive pay and also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically will meet in executive session with Hewitt. Hewitt also will serve as a consultant to the Nominating and Governance Committee on director compensation. CEL Associates has also been engaged as a compensation consultant. CEL will provide market survey data regarding executive compensation.

We have also retained Hewitt to prepare the change in control calculations for disclosure in the proxy statement and to model the number of shares to be requested for new stock plans. From time to time, Hewitt occasionally may perform limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants.

We employ several methods to benchmark our executive compensation practices against other companies. First, we use publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Second, we conduct total compensation studies which will be reviewed for accuracy and appropriateness by our compensation consultants. Third, we anticipate that our compensation consultants will conduct an analysis of the named executive officers to assist us with establishing a budget for overall long-term incentive awards and to assist our Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We extract this data from publicly available sources.

Determination of CEO Pay and Evaluation of CEO Performance.  Our full Board will complete an evaluation of the CEO each year from information compiled confidentially and first provided to the Compensation Committee. The Compensation Committee will report the results of that review to the full Board in executive session. Factors evaluated include financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations.

Our independent directors determine CEO pay with assistance from the Compensation Committee and compensation consultants.

Elements of Executive Compensation.

Overview.  We provide our named executive officers with a competitive compensation package that includes the following elements:

•	Cash compensation including base salaries and annual bonuses based on performance measurements;

•	Stock awards including options and restricted stock;

•	401(k) plan and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

Generally speaking, each element of compensation is evaluated independently to determine whether it is competitive within our segment of the real estate industry. Our Compensation Committee intends to maintain a balance among the elements of compensation that is generally consistent with practices of members in our peer group. Our Compensation Committee anticipates that it will continue to refine this balance over time as we mature as a public company. Our Compensation Committee does not anticipate establishing specific preset allocation formulas to determine the proportion of each element in relation to the other elements. Our Compensation Committee anticipates using tally sheets that would show all elements of compensation as a total.

Base Salaries.  Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys of the peer group companies listed above. Our CEO’s salary and the salaries of our other NEO’s, as adjusted as provided below, are on average at the median of our peer group, except for Mr. Knight, who is above the 50th percentile. Our Compensation Committee adopted a policy of using incentive bonus awards rather than base salary to reward outstanding performance.

Mr. DeCosmo’s annual base salary was increased from $309,000 to $500,000 effective as of our spin-off in accordance with the terms of his employment agreement. In February 2008, our Compensation Committee increased the base salaries of our named executive officers, other than our CEO, to remain competitive with market practices, support executive recruitment and retention objectives and establish internal equity among executives. These increases reflect the additional responsibilities that the named executive officers have assumed in connection with their new roles as managers of a publicly-traded company. In addition, they are consistent with practice among our competitors as reflected in the peer group described above. These increases were as follows:

		2007	2008
Name	Position	Base Salary	Base Salary

Craig A. Knight	Chief Investment Officer	$232,000	$350,000
Christopher L. Nines	Chief Financial Officer	$160,000	$250,000
Charles T. Etheredge	Executive Vice President	$225,000	$250,000
David M. Grimm	Chief Administrative	$200,000	$250,000
	Officer, General Counsel and Secretary

Bonuses.  Bonuses are based largely on our performance, return on assets and other performance measures of the group or business segment in which the individual is an employee (consolidated ROA and other performance measures for administrative officers such as the CEO, CFO, and CAO), value creation, and the employee’s personal performance in meeting specified objectives. Our Compensation Committee will also consider the degree to which the employee’s actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, or developments.

The executives’ annual bonus opportunity as a percent of salary is set near the 50th percentile of our peer group, with upside potential to reward for above-target performance, and downside potential if a threshold performance level is not met. Individual targets vary according to role, in accordance with market practice. These bonus opportunities are intended to reflect the substantial responsibilities that our named executive officers have assumed in connection with their new roles as managers of a publicly-traded company and reflect our pay-for-performance philosophy.

All of our named executive officers participated under an incentive bonus plan approved by Temple-Inland as our sole stockholder before the spin-off. Prior to our spin-off, the Temple-Inland Compensation Committee recommended the amounts of Messrs. DeCosmo’s and Knight’s 2007 annual bonuses based on the achievement of performance criteria and individual performance. Our Compensation Committee accepted such recommendations and approved 2007 annual bonus amounts of $500,000 for each of Messrs. DeCosmo and Knight. For our other named executive officers, our Compensation Committee determined the amount of 2007 annual bonuses based on the executives’ extraordinary efforts in our reorganization into a stand-alone public company and the related transactions and the achievement of REVC. In addition, the bonuses for Mr. Knight and Mr. Etheredge were influenced upward as a result of extraordinary value creation accomplishments related to our Cibolo Canyons project and Ironstob, LLC venture, respectively. The following amounts were approved by our Compensation Committee: Mr. Nines — $275,000; Mr. Etheredge — $275,000; and Mr. Grimm — $235,000.

For 2008, our Compensation Committee selected a combination of return on assets, or ROA (calculated as earnings before interest and taxes (EBIT) divided by the book value of our assets as of the beginning of the fiscal year), and REVC as the performance measures for purpose of determining the executives’ 2008 incentive bonuses. The maximum 2008 incentive bonuses would equal a percentage of EBIT, which percentage would be determined based on the amount of our ROA for 2008, if the amount of our 2008 ROA is between 4% and 24%. If our 2008 ROA is less than 4% or greater than 24%, then the amount of the 2008 incentive bonus would be determined at the discretion of our Compensation Committee, based on individual performance of corporate and individual goals, motivation, retention, and other factors our Compensation Committee may consider. If the amount of our 2008 ROA is between 4% and 24%, after determination of the maximum potential 2008 incentive bonus amounts for the executives, the actual bonus amount to be paid would be determined based on the following two components and their respective percentages:

	ROA	REVC

Mr. DeCosmo	75%	25%
Mr. Knight	50%	50%
Mr. Nines	75%	25%
Mr. Etheredge	50%	50%
Mr. Grimm	75%	25%

The ROA component percentage would be deemed earned as a result of achievement of ROA during 2008. For our named executive officers, the ROA component is approximately 100% of base salary at an ROA approximating our cost of capital. The REVC component percentage would be subject to our Compensation Committee’s determination of the executive’s supportable and documented value creation performance, including the evaluation of such factors as the successful completion of strategic acquisitions and new ventures, legislative activity, economic development, land use entitlements, strategic repositioning of real estate assets, and real estate sales. If our Compensation Committee were to determine that a particular executive’s value creation performance merited the full REVC component percentage, the executive would be paid the full 2008 incentive bonus (based on the amount of 2008 ROA as discussed above). If our Compensation Committee were to determine that a particular executive’s value creation performance merited no REVC bonus, the executive would be paid the full 2008 incentive bonus multiplied by the ROA component percentage opposite his name.

Stock Incentive Awards.  The Forestar Real Estate Group 2007 Stock Incentive Plan, or SIP, an incentive stock plan, was adopted by our Board and Temple-Inland as our sole stockholder in December 2007. The plan gives us the ability to provide our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares. Our general practice is to make annual equity award grants each year at the February Board meeting. From time to time, we may grant equity awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. We do not have a program, plan, or practice specifically designed to coordinate the grant of ad hoc awards with the release of information about us.

The principal features of the SIP are described under “— 2007 Stock Incentive Plan” below.

For discussion regarding equity awards granted to our named executive officers during 2007, see “— Historical Compensation of Our Executive Officers Prior to the Spin-Off Under the Temple-Inland Executive Compensation Program — Stock Awards.” In February 2008, under the SIP, the Compensation Committee made grants of awards to the following persons and in the following amounts:

	Stock Options(1):	Restricted Stock(2):
Name	No. of Shares	No. of Shares

James M. DeCosmo	74,000	28,400
Craig A. Knight	66,500	15,900
Christopher L. Nines	22,300	8,600
Charles T. Etheredge	42,800	6,800
David M. Grimm	22,300	8,600

(1)	Stock options vest 25% on each of the first four anniversaries of the date of grant and have a term of ten years.

(2)	Restricted stock awards vest 100% on the third anniversary of the date of grant if we achieve a minimum 1% ROA over such three-year period.

The exercise price per share of these stock options equals the NYSE closing price of our common stock on the date of grant. These grants were part of our annual equity award grants and were made to better align the interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention and establish internal pay equity among executives. The amounts of stock options and shares of restricted stock were determined based on input from Hewitt regarding market practices and the judgment of our Compensation Committee. A dollar value is established for the stock awards in consultation with Hewitt after reviewing competitive market data. The dollar value of the awards may be at or above the mid-range of what other comparable companies may offer in any given year. As a third component of stock incentive awards, our Compensation Committee anticipates granting performance-based restricted stock awards in the future.

Stock Ownership Guidelines.  To further align our executives’ financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

	Multiple of
Position	Salary

Chief Executive Officer	5	x
Other Named Executive Officers	3	x

Shares owned by the executive and their immediate family members count toward the ownership guidelines. Shares held in the Temple-Inland and Guaranty 401(k) plans, restricted stock, restricted stock units, and performance stock units also count.

The named executive officers have five years following the spin-off or their initial election to meet the stock ownership guidelines.

Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short”, and may not hold our securities in margin accounts.

Retirement and 401(k) Plan.  We offer a 401(k) plan to our employees in which our named executive officers are eligible to participate. Employees who transferred to us from Temple-Inland in connection with the spin-off received vesting credit under our 401(k) plan for the years of service they were continuously employed by any Temple-Inland company. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee’s contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is $4,500 for any employee considered highly compensated under Section 414(2)(1)(B) of the Code (earnings of $100,000 in 2007). The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Supplemental Executive Retirement Plan.  The Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2007, this limit was $225,000. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive’s pay in excess of this limit. The SERP, which is not a tax qualified plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited. The SERP does not cover pay that is based on commissions.

Health and Welfare Benefits.  We offer the same health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Executive Perquisites.  We take a minimalist approach to perquisites. We provide umbrella insurance coverage and in 2007 we provided club memberships and vehicle allowances for some of our executives. We no longer provide our executives with club memberships or vehicle allowances.

Severance Benefits.  Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. As discussed below, the CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

“Clawback” of Compensation.  If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Tax Deductibility Policy.  Section 162(m) of the Code generally limits the tax deductibility of compensation of the CEO and the other three most highly compensated executive officers (other than the CFO) of a publicly-held company to $1 million per executive unless the compensation constitutes “performance-based” compensation. We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

Accounting and Tax Treatment of Compensation.  For accounting purposes, salaries, bonuses, the fair value of stock-based compensation and other benefits are charged to expense as earned. For tax purposes, salaries, bonuses and other benefits are taken as a tax deduction when paid to the executive or contributed to a tax-qualified retirement plan subject to the Section 162(m) limitation described above. For tax purposes, stock based compensation awards are generally taken as a tax deduction when the award is vested or exercised by the executive.

Historical Compensation of Our Executive Officers Prior to the Spin-Off Under The Temple-Inland Executive Compensation Program

The following tables contain compensation information for services in all capacities to Temple-Inland and its subsidiaries for 2007 and 2006 for our CEO, CFO, and three other executive officers who for fiscal 2007 had the highest compensation. We refer to these persons collectively as our named executive officers. All of the information included in these tables reflects (1) compensation earned by the individuals for services with Temple-Inland and its subsidiaries in 2006 and 2007 until the spin-off and (2) compensation for services with us from the spin-off until December 29, 2007, our 2007 fiscal year-end. Except where noted, all references in the following tables to stock options, restricted stock, PSUs, and RSUs, relate to awards of stock options, restricted stock, PSUs and RSUs granted by Temple-Inland in regard to Temple-Inland common stock.

The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive in the future, which could be higher or lower, because historical compensation was determined by Temple-Inland. Future compensation levels will be determined based on the compensation policies, programs and procedures established by our Compensation Committee.

Bonus

In 2007 and 2006, incentive compensation, including bonus, stock awards, options and non-equity incentive compensation, was determined by the Temple-Inland Compensation Committee for Mr. DeCosmo

and Mr. Knight based on recommendations of the Temple-Inland CEO, and using market data provided by Hewitt based on Mr. DeCosmo’s position as CEO of a business unit and Mr. Knight’s position as Chief Real Estate Officer for Temple-Inland. Temple-Inland’s Compensation Committee reviewed this data and made its subjective determination of each component of pay based on Mr. DeCosmo’s and Mr. Knight’s position and responsibilities relative to that of other senior executives of Temple-Inland (internal pay equity) and the results of their operations. For the 2007 annual bonus, the Temple-Inland Compensation Committee recommended an amount for Messrs. DeCosmo and Knight to our Compensation Committee, which determined the 2007 bonus amounts.

In 2006, the Temple-Inland Compensation Committee determined an aggregate bonus pool amount for all other real estate business unit employees based on the financial results of the real estate operations and its successful positioning as a separate business segment, which Mr. DeCosmo allocated to individual employees, including Mr. Etheredge and Mr. Grimm, based on his business judgment concerning their positions and results.

In 2007 and 2006, the Temple-Inland Compensation Committee also determined the stock awards and options for the other named executive officers based on recommendations of Mr. DeCosmo. The Temple-Inland Compensation Committee determined an aggregate bonus pool amount for all real estate business unit employees, which Mr. DeCosmo allocated to individual employees, including the other named executive officers.

Stock Awards

Under plans approved by Temple-Inland stockholders, Temple-Inland’s Compensation Committee may grant three types of stock awards to executive officers: options, restricted stock units, and performance stock units. A dollar value is established for the stock awards in consultation with Temple-Inland’s compensation consultant after reviewing competitive market data as described above. The dollar value of the awards may be at or above the mid-range of what other companies may offer in any given year. The Temple-Inland Compensation Committee determined the stock awards for Mr. DeCosmo and Mr. Knight in connection with its determination of their total compensation described above. The stock awards and options granted by the Temple-Inland Compensation Committee to the other named executive officers were based on recommendations of Mr. DeCosmo. Restricted stock units contain a minimum return threshold, while performance units are only paid if Temple-Inland’s performance is in the top half compared with its peer group. As discussed below, in light of the spin-off, the Temple-Inland Compensation Committee converted all outstanding performance stock units to restricted stock units with 1% minimum ROI criteria. The Temple-Inland Compensation Committee also considers previous grants, tenure, and responsibilities of the executives.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Non-Qualified
						Non-Equity		Deferred
				Stock	Option	Incentive		Compensation		All Other
		Salary	Bonus	Awards(1)(2)	Awards (1)(3)	Plan		Earnings		Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)		($)(4)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)

James M. DeCosmo	2007	$307,962	$500,000	$529,344	$162,025	—		$111,978	(6)	$24,839	$1,636,148
President and CEO	2006	$294,231	—	$450,584	$118,183	$740,000	(7)	$33,920	(8)	$34,351	$1,671,269
Christopher L. Nines	2007	$157,308	$275,000	$64,824	$63,073	—		$11,627	(6)	$10,346	$582,178
Chief Financial Officer	2006	$148,317	$300,000	$82,498	$44,701	—		$5,672	(8)	$8,550	$589,738
Craig A. Knight	2007	$232,356	$500,000	$214,033	$150,211	—		$36,401	(6)	$41,192	$1,174,193
Chief Investment Officer	2006	$222,596	$550,000	$223,952	$154,125	—		$5,243	(8)	$7,000	$1,162,916
Charles T. Etheredge, Jr.	2007	$225,000	$275,000	$38,612	$37,921	—		$8,093	(6)	$22,056	$606,682
Executive Vice President	2006	$205,892	$225,000	$42,953	$30,033	—		$9,624	(8)	$64,674	$578,176
David M. Grimm	2007	$200,000	$235,000	$38,612	$38,824	—		$55,347	(6)	$8,937	$576,720
Chief Administrative Officer, General Counsel and Secretary

(1)	Assumptions used in the calculation of the amounts in columns (e) and (f) are included in footnote 13 to our audited consolidated financial statements for the year ended December 29, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

(2)	The amounts in this column (e) reflect compensation expense recognized for financial statement reporting purposes during 2007 pursuant to FAS 123(R) in respect of restricted stock and restricted stock unit awards granted in 2007 or 2006, as applicable, and in prior years to the named executive officer, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts.

(3)	The amounts in this column (f) reflect compensation expense recognized for financial statement reporting purposes during 2007 or 2006, as applicable, pursuant to FAS 123(R) in respect of stock options granted in 2007 or 2006, as applicable, and in prior years to the named executive officer, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts.

(4)	All other compensation for 2007 includes a $4,000 401(k) company match, matching gifts for charitable contributions under a Temple-Inland charitable foundation program, and for Messrs. Knight and Etheredge, a contribution by Temple-Inland of $19,508 and $4, respectively, to a defined contribution pension plan. Other perquisites are as follows:

					Employee	Contribution to
	Personal				Relocation	Health	Umbrella	Retirement	Additional
	use of	Attorneys	Country	Car	Mortgage	Spending	Liability	Contributions to	Life
	Aircraft(9)	Fees	Club Dues	Allowance	Subsidy	Amount	Insurance	401(k) Plan	Insurance	Other

DeCosmo	$1,045	$1,902	$4,904	$954	$8,321	$—	$750	$—	$2,850	$113
Nines	—	—	3,930	—	—	550	750	—	1,033	83
Knight	—	—	—	7,500	—	—	500	7,875	1,683	126
Etheredge	—	—	—	—	8,031	—	500	7,875	1,530	116
Grimm	—	—	1,875	—	1,543	—	500	—	870	149

(5)	All other compensation for 2006 includes a $4,000 401(k) company match, matching gifts for charitable contributions under a Temple-Inland charitable foundation program, and for Mr. DeCosmo, $13,614 in mortgage subsidies, $4,707 in country club dues, $9,370 relocation expense reimbursement, and $1,250 personal liability (umbrella) insurance policy imputed income, and for Mr. Etheredge, $57,244 in relocation expenses.

(6)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2006 to September 30, 2007. There were no above-market or preferential earnings on deferred compensation.

(7)	Under the Temple-Inland bonus formula, Mr. DeCosmo was eligible to receive a bonus payment if performance met pre-established return on investment (“ROI”) or earnings criteria. The Temple-Inland bonus formula also provided for acceleration of bonuses to the extent Temple-Inland’s real estate group exceeded estimated cost of capital. No bonus is paid unless a certain threshold is met. The Temple-Inland Compensation Committee retained discretion to pay less than the amount indicated by the bonus formula. The Temple-Inland Compensation Committee reviewed actual ROI after the end of the year and determined in its business judgment the size of Mr. DeCosmo’s award.

(8)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2005 to September 30, 2006. There were no above-market or preferential earnings on deferred compensation.

(9)	Incremental cost of personal use of aircraft includes fuel costs, engine maintenance expenses, crew expenses, ground fees and other miscellaneous expenses such as meals.

STOCK-BASED COMPENSATION

Additional information about stock-based compensation awards granted and vested in 2007 and awards outstanding at year-end 2007 follows.

Stock-based compensation awards received in 2007 by the named executive officers are reported in two separate Grants of Plan-Based Awards Tables. The first table reports awards made as Temple-Inland equity compensation to our named executive officers in 2007 by Temple-Inland prior to the spin-off. The second table reports Forestar equity awards received by our named executive officers at the time of the spin-off as a result of equitable adjustments made to existing Temple-Inland equity awards as a result of the spin-off.

GRANTS OF PLAN-BASED AWARDS

2007 Temple-Inland Grants

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise or	Date Fair
		Estimated Future			Estimated Future			Number of	Number of	Base	Value of
		Payouts Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards			Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)(3)	(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

DeCosmo	2/2/2007	—	—	—	—	13,000	—	—	—	—	—
	2/2/2007	—	—	—	—	—	—	7,000	—	—	$356,300
	2/2/2007	—	—	—	—	—	—	—	18,450	$24.34	$230,072
	5/4/2007	—	—	—	—	—	—	25,000	—	—	$1,530,750
Nines	2/2/2007	—	—	—	—	—	—	2,625	—	—	$133,613
	2/2/2007	—	—	—	—	—	—	—	6,400	$24.34	$79,808
Knight	2/2/2007	—	—	—	—	8,500	—	—	—	—	—
	2/2/2007	—	—	—	—	—	—	4,500	—	—	$229,050
	2/2/2007	—	—	—	—	—	—	—	10,000	$24.34	$124,700
Etheredge	2/2/2007	—	—	—	—	—	—	2,100	—	—	$106,890
	2/2/2007	—	—	—	—	—	—	—	5,125	$24.34	$63,909
Grimm	2/2/2007	—	—	—	—	—	—	2,100	—	—	$106,890
	2/2/2007	—	—	—	—	—	—	—	5,125	$24.34	$63,909

(1)	In 2006, Mr. DeCosmo was granted 8,400 restricted stock units that vest if minimum return on investment, or ROI, criteria are met (1% ROI over fiscal years 2006, 2007, and 2008). In addition, in 2006, Messrs. DeCosmo and Knight were granted performance-based restricted stock units (Performance Stock Units) of 10,000 and 7,500 units, respectively. On August 9, 2007 the Temple-Inland Compensation Committee determined that the performance criteria would be frustrated by the spin-off and related events, and converted all of the performance stock units to restricted stock units with 1% minimum ROI criteria that will vest on the third anniversary of the original grant. Mr. DeCosmo’s and Mr. Knight’s restricted stock units were canceled on August 9, 2007 and new units in the same amount and vesting at the original vesting date were issued so that the 1% minimum ROI criteria could be updated. The restricted stock units have a potential vesting date of February 3, 2009.

(2)	Represents options to purchase Temple-Inland common stock. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights, or SARS, have been granted. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on February 2 of 2008, 2009, 2010 and 2011 and have a ten year term expiring February 2, 2017.

(3)	The exercise price reflects the original exercise price of $50.90 as adjusted for the special dividend of $10.25 paid on each share of Temple-Inland common stock on December 21, 2007, and further adjusted as a result of the spin-offs. For further discussion, see “Executive Compensation — Compensation Discussion and Analysis — Effect of Spin-Off on Executive Compensation — Existing Equity Awards.”

(4)	The amounts in this column (l) are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123(R). Assumptions used in the calculation of the amounts in this column (l) are included in footnote 13 to our audited consolidated financial statements for the year ended December 29,

2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

Distribution on Previously-Granted Temple-Inland
Equity Awards Resulting from the Spin-Off

Temple-Inland equity awards existing at the time of the spin-offs were adjusted at that time into three separate equity awards for Temple-Inland shares, Forestar shares and Guaranty shares. As shares underlying equity awards vest that are payable in stock, each entity will issue shares to the holders of such awards. As shares underlying equity awards vest that are payable in cash, each entity for which the holder is a director or employee will pay the cash amount owed to the holder. In addition, with respect to Temple-Inland stock options existing at the time of the spin-offs, the exercise prices of the three stock options resulting from the spin-offs were adjusted such that the total intrinsic value of all three stock options is equal to the pre-spin-offs total. For further discussion of these equitable adjustments to existing Temple-Inland equity awards, see “Executive Compensation — Existing Equity Awards”. The following table sets forth the Forestar equity awards received by our named executive officers at the time of the spin-off as a result of these equitable adjustments.

				All Other Option
				Awards:
		All Other Stock		Number of
		Awards:		Securities		Exercise or Base
		Number of Shares		Underlying		Price of Option
Name	Date	of Stock or Units (#)		Options (#)		Awards ($/Sh)(1)

James M. DeCosmo	12/28/07	—		666	(2)	$13.24
	12/28/07	—		833	(2)	$11.76
	12/28/07	—		2,000	(2)	$13.26
	12/28/07	—		1,666	(2)	$8.68
	12/28/07	—		1,666	(3)	$15.02
	12/28/07	—		5,333	(4)	$20.26
	12/28/07	—		6,150	(5)	$27.06
	12/28/07	—		6,150	(6)	$30.56
	12/28/07	2,000	(14)	—		—
	12/28/07	2,000	(14)	—		—
	12/28/07	6,133	(7)	—		—
	12/28/07	6,666	(8)	—		—
	12/28/07	8,333	(9)	—		—
Christopher L. Nines	12/28/07	—		333	(2)	$9.83
	12/28/07	—		833	(10)	$15.02
	12/28/07	—		1,250	(11)	$20.26
	12/28/07	—		2,133	(12)	$27.06
	12/28/07	—		2,133	(13)	$30.56
	12/28/07	666	(14)	—		—
	12/28/07	875	(7)	—		—
	12/28/07	875	(8)	—		—
Craig A. Knight	12/28/07	—		2,666	(2)	$13.33
	12/28/07	—		3,333	(2)	$13.24
	12/28/07	—		833	(2)	$11.76
	12/28/07	—		1,666	(2)	$13.26
	12/28/07	—		2,500	(2)	$8.68
	12/28/07	—		1,666	(15)	$15.02
	12/28/07	—		1,666	(16)	$20.26
	12/28/07	—		3,333	(17)	$27.06
	12/28/07	—		3,333	(18)	$30.56
	12/28/07	666	(14)	—		—
	12/28/07	4,166	(7)	—		—
	12/28/07	4,333	(8)	—		—

				All Other Option
				Awards:
		All Other Stock		Number of
		Awards:		Securities		Exercise or Base
		Number of Shares		Underlying		Price of Option
Name	Date	of Stock or Units (#)		Options (#)		Awards ($/Sh)(1)

Charles T. Etheredge, Jr.	12/28/07	—		166	(2)	$13.26
	12/28/07	—		1,000	(2)	$8.68
	12/28/07	—		533	(19)	$15.02
	12/28/07	—		533	(20)	$20.26
	12/28/07	—		1,708	(21)	$27.06
	12/28/07	—		1,708	(22)	$30.56
	12/28/07	200	(14)	—		—
	12/28/07	700	(7)	—		—
	12/28/07	700	(8)	—		—
David M. Grimm	12/28/07	—		666	(2)	$13.26
	12/28/07	—		533	(2)	$9.83
	12/28/07	—		400	(23)	$15.02
	12/28/07	—		533	(20)	$20.26
	12/28/07	—		1,708	(21)	$27.06
	12/28/07	—		1,708	(22)	$30.56
	12/28/07	200	(14)	—		—
	12/28/07	700	(7)	—		—
	12/28/07	700	(8)	—		—

(1)	As adjusted pursuant to the terms of the employee matters agreement as described in the paragraph immediately preceding this table and as adjusted pursuant to anti-dilution provisions of the awards as a result of a special dividend of $10.25 paid on Temple-Inland common stock on December 21, 2007.

(2)	Stock options or restricted stock awards, as applicable, are fully vested and exercisable.

(3)	Stock options to acquire 1,250 shares of our common stock are fully vested and exercisable and stock options to acquire 416 shares of our common stock vested on February 6, 2008.

(4)	Stock options to acquire 2,666 shares of our common stock are fully vested and exercisable; stock options to acquire 1,334 and 1,333 shares of our common stock will vest on each of February 4, 2008 and 2009, respectively.

(5)	Stock options to acquire 1,537 shares of our common stock are fully vested and exercisable; stock options to acquire 1,538, 1,537, and 1,538 shares of our common stock will vest on February 3, 2008, 2009 and 2010, respectively.

(6)	Stock options to acquire 1,537, 1,538, 1,537 and 1,538 shares will vest on each of February 2, 2008, 2009, 2010, and 2011, respectively.

(7)	The restricted stock award vests on February 3, 2009 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(8)	The restricted stock award vests on February 2, 2010 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(9)	The restricted stock award vests on May 4, 2010 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(10)	Stock options to acquire 416 shares of our common stock are fully vested and exercisable; stock options to acquire 417 shares of our common stock will vest on February 6, 2008.

(11)	Stock options to acquire 416 shares of our common stock are fully vested and exercisable; stock options to acquire 417 shares of our common stock will vest on each of February 4, 2008 and 2009.

(12)	Stock options to acquire 533 shares of our common stock are fully vested and exercisable; stock options to acquire 533, 534, and 533 shares of our common stock will vest on February 3, 2008, 2009 and 2010, respectively.

(13)	Stock options to acquire 533, 533, 534, and 533 shares of our common stock will vest on February 2, 2008, 2009, 2010 and 2011, respectively.

(14)	The restricted stock award will vest on February 4, 2008.

(15)	Stock options to acquire 1,250 shares of our common stock are fully vested and exercisable; stock options to acquire 416 shares of our common stock vested on February 6, 2008.

(16)	Stock options to acquire 833 shares of our common stock are fully vested and exercisable; stock options to acquire 417 and 416 shares of our common stock will vest on February 4, 2008 and 2009, respectively.

(17)	Stock options to acquire 833 shares of our common stock are fully vested and exercisable; stock options to acquire 833, 833 and 834 shares of our common stock will vest on February 3, 2008, 2009 and 2010, respectively.

(18)	Stock options to acquire 833, 833, 834, and 833 shares of our common stock will vest on February 2, 2008, 2009, 2010 and 2011, respectively.

(19)	Stock options to acquire 400 shares of our common stock are fully vested and exercisable; stock options to acquire 133 shares of our common stock will vest on February 6, 2008.

(20)	Stock options to acquire 266 shares of our common stock are fully vested and exercisable; stock options to acquire 133 and 134 shares of our common stock vested on February 4, 2008 and 2009, respectively;

(21)	Stock options to acquire 427 shares of our common stock are fully vested and exercisable; stock options to acquire 427 shares of our common stock will vest on each of February 3, 2008, 2009 and 2010.

(22)	Stock options to acquire 427 shares of our common stock will vest on each of February 2, 2008, 2009, 2010, and 2011.

(23)	Stock options to acquire 266 shares of our common stock are fully vested and exercisable; stock options to acquire 134 shares of our common stock will vest on February 6, 2008.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Tables

Compensation Elements in Proportion to Total Compensation

In 2007, “salary” accounted for approximately 19% of the total compensation of the named executive officers, “bonus” accounted for approximately 30% of the total compensation of the named executive officers, incentive compensation (including both equity and non-equity) accounted for approximately 23% of the total compensation of the named executive officers, and other compensation accounted for approximately 28% of the total compensation of the named executive officers. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the objectives of our compensation program and our overall compensation philosophy.

Employment Agreements

We have entered into an employment agreement with Mr. DeCosmo. For a discussion of this agreement, please see “— Compensation Discussion and Analysis — Compensation Actions in Preparation for the Spin-Off — CEO Compensation — Employment Agreement” above. We have not entered into employment agreements with any of our other named executive officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2007

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at year-end 2007 for the named executive officers:

	Option Awards(1)				Stock Awards(1)
							Equity Incentive	Equity Incentive
							Plans: Number	Plans: Market or
	Number of	Number of					of Unearned	Payout Value of
	Securities	Securities			Number of	Market Value of	Shares, Units or	Unearned Shares,
	Underlying	Underlying	Option		Shares or Units	Shares or Units	Other Rights	Units or Other
	Unexercised	Unexercised	Exercise	Option	of Stock That	of Stock That	That Have	Rights That Have
	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)	(#)	(#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

James M. DeCosmo	666	—	$13.24	02/04/10
	833	—	11.76	02/02/11
	2,000	—	13.26	02/01/12
	1,666	—	8.68	02/07/13
	1,250	416	15.02	02/06/14
	2,666	2,667	20.26	02/04/15
	1,537	4,613	27.06	02/03/16
	—	6,150	30.56	02/02/17
					2,000	$45,200	2,000	$45,200
							6,133	138,606
							6,666	150,652
							8,333	188,326
Christopher L. Nines	333	—	$9.83	08/01/13
	416	417	15.02	02/06/14
	416	834	20.26	02/04/15
	533	1,600	27.06	02/03/16
	—	2,133	30.56	02/02/17
					666	$15,052
							875	$19,775
							875	$19,775
Craig A. Knight	2,666	—	$13.33	02/06/08
	3,333	—	13.24	02/04/10
	833	—	11.76	02/02/11
	1,666	—	13.26	02/01/12
	2,500	—	8.68	02/07/13
	1,250	416	15.02	02/06/14
	833	833	20.26	02/04/15
	833	2,500	27.06	02/03/16
	—	3,333	30.56	02/02/17
					666	$15,052	4,166	$94,152
							4,333	97,926
Charles T. Etheredge, Jr.	166	—	$13.26	02/01/12
	1,000	—	8.68	02/07/13
	400	133	15.02	02/06/14
	266	267	20.26	02/04/15
	427	1,281	27.06	02/03/16
	—	1,708	30.56	02/02/17
					200	$4,520	700	$15,820
							700	15,820
David M. Grimm	666	—	$13.26	02/01/12
	533	—	9.83	08/01/13
	266	134	15.02	02/06/14
	266	267	20.26	02/04/15
	427	1,281	27.06	02/03/16
	—	1,708	30.56	02/02/17
					200	$4,520	700	$15,820
							700	15,820

(1)	Vesting terms for the stock options and restricted stock awards are set forth in the footnotes to the above table titled “Distribution on Previously-Granted Temple-Inland Equity Awards Resulting from the Spin-Off”.

(2)	Value based on the closing market price of our common stock as reported on the NYSE on December 28, 2007 of $22.60. Restricted stock units vest three years after the date of grant. Restricted stock units awarded in 2007 to Mr. DeCosmo vest three years after the date of grant if minimum ROI criteria are met. Performance stock units vest three years after the date of grant and were subject to satisfaction of performance criteria, but (as described above) the performance units were canceled and new restricted stock units were issued with minimum 1% ROI criteria due to the spin-off. Market value shown assumes all performance criteria are met and the maximum value is paid.

2007 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards in respect of Temple-Inland common stock exercised or vested in 2007 by the named executive officers. For a discussion of awards of our common stock automatically granted in connection with the spin-off as a result of equitable adjustments to existing Temple-Inland equity awards, see “Grants of Plan-Based Awards-Distribution on Previously-Granted Temple-Inland Equity Awards Resulting from the Spin-Off” above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name of Executive Officer	Exercise	Upon Exercise	Vesting	Upon Vesting
(a)	(b)	(c)	(d)	(e)

James M. DeCosmo	—	—	2,970	$148,764
Christopher L. Nines	—	—	2,267	$112,939
Craig A. Knight	—	—	2,967	$148,615
Charles T. Etheredge, Jr.	—	—	650	$32,364
David M. Grimm	—	—	649	$32,314

2007 PENSION BENEFITS

The following table summarizes the actuarial present value of the accumulated benefits under Temple-Inland and Guaranty pension plans at year-end 2007 for the named executive officers:

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(3)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

James M. DeCosmo(1)	Temple-Inland Retirement Plan	8.25	$102,352	—
	Temple-Inland Supplemental Executive Retirement Plan(2)	8.25	$153,991	—
Christopher L. Nines(1)	Temple-Inland Retirement Plan	6.583	$26,943	—
	Temple-Inland Supplemental Executive Retirement Plan(2)	6.583	$8,719	—
Craig A. Knight	Temple-Inland Retirement Plan	—	—	—
	Guaranty Supplemental Executive Retirement Plan(2)	13.417	$205,672	—
Charles T. Etheredge, Jr.	Temple-Inland Retirement Plan	—	—	—
	Guaranty Supplemental Executive Retirement Plan(2)	15.167	$89,146	—
David M. Grimm(1)	Temple-Inland Retirement Plan	15.667	$148,985	—
	Temple-Inland Supplemental Executive Retirement Plan(2)	15.667	$42,706	—

(1)	Mr. DeCosmo, Mr. Nines and Mr. Grimm participated in Temple-Inland’s defined benefit plan. Retirement benefits under the tax qualified defined benefit plan are calculated using final average compensation based on the highest five of the employee’s last ten years of service. Final average compensation normally includes salaries and bonuses, but the Temple-Inland Board can designate a payment as ineligible under the plan. Final average compensation excludes other forms of compensation such as dividends, severance pay, relocation, long-term disability, stock options, restricted stock units, and performance stock units. The formula for normal retirement is .95% of final average compensation plus .65% of final average compensation in excess of Social Security covered compensation multiplied by years of service up to 35 years and .8% of final average compensation multiplied by years of service over 35 years. For example, assume an employee has a final average pay of $1 million and has worked for 40 years. His pension is determined as follows: [((.0095 x $1,000,000) + (.0065 x ($1,000,000-$48,816))) x 35] + (.008 x $1,000,000 x 5) = $588,894 (annual life only benefit). Five years of service or attainment of age 65 is required to vest in the retirement benefit. Normal retirement age is 65, but benefits are generally not reduced for retirement at age 62 if the executive has 20 years of vesting service. Lump sum distributions for benefits with a present value greater than $10,000 are not permitted under this plan. Benefits are paid in the form of a monthly annuity for the life of the executive and his or her spouse or other contingent annuitant depending on the option the executive selects. The amount of the monthly benefit is affected by the age or life expectancy of the employee and spouse and how much will be paid to the survivor if the employee dies based on the payment election selected by the employee. However, the total value of the benefit does not vary. For example, assume Employee A and Employee B each have accrued benefits with a total value of $100,000. Employee A is age 65 and Employee B is 55. Employee A will receive a larger monthly benefit than Employee B because Employee B is younger and has a longer life expectancy, so his or her payments are spread over a longer time. Early retirement may be taken at age 55 or later if the employee has five years of service, but benefits are reduced for each year prior to age 62 by factors ranging from 3% to 6% based on years of service.

(2)	Until the spin-off Mr. DeCosmo, Mr. Nines and Mr. Grimm participated in a Temple-Inland Supplemental Executive Retirement Plan and Mr. Knight and Mr. Etheredge participated in the Guaranty Supplemental

Executive Retirement Plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined benefit retirement plan. In 2007, this limit was $225,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined benefit plan due to these limitations are paid under a SERP, which is not a tax-qualified plan. The balances were distributed to Messrs. DeCosmo, Nines, Knight, Etheredge, and Grimm following the spin-off.

(3)	In December 2007, we adopted a Supplemental Executive Retirement Plan, or the SERP, and our named executive officers became entitled to participate in the SERP upon our spin-off. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we will credit under the SERP an amount equal to 3.5% of the executive’s pay in excess of the annual limit, which in 2007 was $225,000. The SERP, which is not a tax-qualified plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

2007 NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes deferred compensation for 2007 for the named executive officers:

Nonqualified Deferred Compensation Year 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(1)	($)	($)(2)
(a)	(b)	(b)	(c)	(d)	(e)

James M. DeCosmo	—	—	—	—	—
Chris Nines	—	—	—	—	—
Craig A. Knight	—	$19,508	$16,893	—	$205,672
Charles T. Etheredge, Jr.	—	—	$8,089	—	$89,146
David M. Grimm	—	—	—	—	—

(1)	Earnings include dividend equivalent units credited under the Temple-Inland phantom stock plan equal to the amount of dividends that would be earned on these units if they were actual Temple-Inland common stock. This is the same dividend rate paid to Temple-Inland stockholders ($.28 per share per quarter in 2007 and a $10.25 per share special dividend) and is not preferential. Earnings also include defined contribution retirement plan account earnings based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified defined contribution plan. None of the above named executive officers participated in setting this rate, which was selected by Temple-Inland when the plan was established. In 2007, the earnings rate for this fund was 9.98%. The defined contribution retirement account is distributed in cash at age 65 or earlier if the executive retires and requests it.

(2)	None of the amounts in the other columns were previously reported.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We entered into change in control/severance agreements with selected executives, including the named executive officers other than the CEO. The CEO is party to an employment agreement the terms of which are summarized above under “— Compensation Actions in Preparation for Spin-off — Employment Agreement.” For a description of the change in control/severance agreements, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Actions in Preparation for the Spin-off — Change in Control Agreements”. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at year-end 2007:

		Current	Value of	Value of
		Year	Stock	Restricted Stock					Excise
		Bonus	Options	and Performance	Retirement	Welfare			Tax &	Aggregate
	Severance	Payment(5)	That Vest	Stock That Vests	Benefits	Benefits	Outplacement	Perquisites	Gross-Up	Payments

James M. DeCosmo
Change In Control(4)	$3,720,000	$500,000	$368,959	$3,192,136	$801,976	$21,471	$75,000	$14,700	$3,459,213	$12,153,455
Retirement(6)	—	—	$368,959	$3,192,136	$303,790	—	—	—	—	$3,864,885
Death	$500,000	$500,000	$368,959	$3,192,136	$135,789	$309,000	—	—	—	$5,005,884
Disability	$500,000	$500,000	$368,959	$3,192,136	$303,790	$311,921	—	—	—	$5,176,806
Voluntary Termination(1)	$3,720,000	$500,000	$368,959	$3,192,136	$801,976	$21,471	$75,000	$14,700	$3,459,213	$12,153,455
Involuntary Termination(2)	—	—	—	—	$303,790	—	—	—	—	$303,790
Christopher L. Nines
Change In Control(4)	$920,000	$275,000	$42,882	$306,917	$96,455	$18,752	$69,000	$8,574	$654,414	$2,391,994
Retirement(6)	—	—	$42,882	$306,917	$42,269	—	—	—	—	$392,068
Death	—	—	$42,882	$306,917	$21,371	$160,000	—	—	—	$531,170
Disability	—	—	$42,882	$306,917	$42,269	$423,818	—	—	—	$815,886
Voluntary Termination(1)	$920,000	$275,000	$42,882	$306,197	$96,455	$18,752	$69,000	$8,574	$654,414	$2,391,994
Involuntary Termination(2)	—	—	—	—	$42,269	—	—	—	—	$42,269
Craig A. Knight
Change In Control(4)	$1,564,000	$500,000	$184,913	$1,164,197	$260,438	$16,157	$117,300	$18,000	$1,292,530	$5,117,535
Retirement(5)	—	—	$184,913	$1,164,197	$205,672	—	—	—	—	$1,554,782
Death	—	—	$184,913	$1,164,197	$205,672	$241,000	—	—	—	$1,795,782
Disability	—	—	$184,913	$1,164,197	$205,672	$114,053	—	—	—	$1,668,836
Voluntary Termination(1)	$1,564,000	$500,000	$184,913	$1,164,197	$260,438	$16,157	$117,300	$18,000	1,292,530	$5,117,535
Involuntary Termination(2)	—	—	—	—	$205,272	—	—	—	—	$205,672
Charles T. Etheredge, Jr.
Change In Control(4)	$900,000	$275,000	$82,168	$203,216	$104,904	$20,822	$67,500	—	$485,634	$2,139,244
Retirement(5)	—	—	$82,168	$203,216	$89,146	—	—	—	—	$374,530
Death	—	—	$82,168	$203,216	$89,146	$225,000	—	—	—	$599,530
Disability	—	—	$82,168	$203,216	$89,146	$363,832	—	—	—	$738,362
Voluntary Termination(1)	$900,000	$275,000	$82,168	$203,216	$104,904	$20,822	$67,500	—	$485,634	$2,139,244
Involuntary Termination(2)	—	—	—	—	$89,146	—	—	—	—	$89,146
David M. Grimm
Change in Control(4)	$750,000	$235,000	$82,181	$203,216	$363,946	$24,839	$56,250	$2,600	$628,618	$2,346,650
Retirement(5)	—	—	$82,181	$203,216	$227,191	—	—	—	—	$512,588
Death	—	—	$82,181	$203,216	$104,951	$200,000	—	—	—	$590,348
Disability	—	—	$82,181	$203,216	$227,191	$340,629	—	—	—	$853,217
Voluntary Termination(1)	$750,000	$235,000	$82,181	$203,216	$363,946	$24,839	$56,250	$2,600	$628,618	$2,346,650
Involuntary Termination(2)	—	—	—	—	$227,191	—	—	—	—	$227,191

(1)	Termination without cause or by executive for good reason. During the two-year period following the spin-off, benefits will be the same as those set forth for “Change in Control.” After such two-year period, if there is a termination without cause or a termination for good reason that does not occur within two years after a change in control (i) the executives other than Mr. DeCosmo shall not be entitled to these benefits and (ii) Mr. DeCosmo’s severance and other benefits will be based on a severance multiple of two rather than three.

(2)	Termination for cause or by executive without good reason. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, the CEO agreed not to compete with our company for two years after his departure.
(3)	Except in the case of a change in control, assumes performance criteria are ultimately met.
(4)	Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.
(5)	Executive is entitled to receive, as a result of the applicable termination event, an amount equal to his current cycle bonus. The amounts set forth in this column represent the actual bonus paid for the current 2007 cycle.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2007, other than Mr. DeCosmo, whose employment agreement became effective on December 28, 2007, none of the named executive officers had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all unvested restricted stock units and unearned performance stock units are forfeited. The employee retains any dividends earned prior to termination.

Termination by Death, Disability or Retirement

Except as provided under Mr. DeCosmo’s employment agreement described above, on termination of employment by death or disability, executives receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

2007 Stock Incentive Plan

General.  Awards granted under the 2007 Stock Incentive Plan, or SIP, may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be made under the SIP for ten years following the spin-off.

Administration.  Under the terms of the SIP, the SIP is administered by our Compensation Committee, or by such other committee or subcommittee as may be appointed by our Board, and which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Unless and until the Board appoints any other committee or subcommittee, the SIP will continue to be administered by our Compensation Committee. Under the terms of the SIP, our Compensation Committee can make rules and regulations and establish such procedures for the administration of the SIP as it deems appropriate.

Shares Available.  The SIP provides that the aggregate number of shares of our common stock that may be subject to awards under the SIP cannot exceed 3,800,000, subject to adjustment in certain circumstances to prevent dilution or enlargement. No more than 1,900,000 shares may be granted as awards that are not options. No participant may be granted awards covering in excess of 200,000 shares per year. Shares underlying awards that expire or are forfeited or terminated without being exercised are again available for the grant of additional awards within the limits provided by the SIP. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash are again available for the grant of additional awards under the SIP, within the limits provided by the SIP.

Eligibility.  Our directors, officers, employees and consultants are eligible to receive awards under the SIP.

Stock Options.  Subject to the terms and provisions of the SIP, options to purchase our common stock may be granted to eligible individuals at any time and from time to time as determined by our Compensation Committee. Options may be granted as incentive stock options, within the meaning of Section 422 of the Code, or as non-qualified stock options. Subject to the limits provided in the SIP, our Compensation Committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms and conditions as our Compensation Committee may determine.

The exercise price for each option granted is determined in accordance with the method as defined in the SIP, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of incentive options granted to an employee who owns stock representing more than 10% of the voting power of our capital stock).

All options granted under the SIP will expire no later than ten years from the date of grant (five years in the case of incentive options to an employee who owns stock representing more than 10% of the voting power of our capital stock). The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

At the discretion of our Compensation Committee, a stock option agreement evidencing the award of stock options may contain limitations on the exercise of options under certain circumstances upon or after the termination of employment or in the event of death, disability or retirement. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by our Compensation Committee. The granting of an option does not afford the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Restricted Stock.  The SIP provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability, or Restricted Stock, as set forth in the SIP and as may be otherwise determined by our Compensation Committee. Except for these restrictions and any others imposed by our Compensation Committee, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period set by our Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of service or performance goals established by our Compensation Committee.

Restricted Stock Units.  The SIP authorizes our Compensation Committee to grant restricted stock units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the SIP may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the SIP prior to their vesting. Restricted stock units will be settled in shares of our common stock or cash, in an amount based on the fair market value of our common stock on the settlement date.

Any award of restricted stock units will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of certain service or performance goals established by our Compensation Committee.

Performance Units.  The SIP provides for the award of performance units. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the Compensation Committee in granting the performance unit and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance unit granted in any year is $5,000,000.

Other Stock-Based Awards.  The SIP also provides for grants of other stock-based awards under the plan with terms determined by our Compensation Committee.

Performance Goals.  The SIP provides that performance goals may be established by the committee in connection with the grant of Restricted Stock, RSUs, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals shall be based on the attainment of specified levels of one or more of the following measures: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, return on assets, net income, net operating gross margin, net operating profit after taxes, or NOPAT, net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the company’s cost of capital), revenues, real estate value creation, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of the company, one or more affiliates, or the company and one or more affiliates, and may cover such period as the Compensation Committee may specify. Such performance goals will be set by our Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

Change in Control.  Vesting of awards may be accelerated in the event of certain change in control situations.

Amendment.  Our Board may amend, alter or discontinue the SIP at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award.

Federal Income Tax Consequences.  The following is a summary of certain federal income tax consequences of awards made under the SIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the SIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

•	Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

•	Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price (although there will be no withholding obligation), and we generally will be entitled to a corresponding deduction.

•	Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of Restricted Stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to Restricted Stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

•	Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

•	Performance Units. A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m).  Section 162(m) of the Code limits the deductibility of certain compensation of the CEO and the next three most highly compensated officers of publicly-held corporations, other than the CFO. Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to stock options granted under the SIP will qualify as performance-based. Our Compensation Committee will evaluate from time to time the relative benefits to us of qualifying other awards under the SIP for deductibility under Section 162(m) of the Code.

Compensation Committee Interlocks and Insider Participation

Mr. DeCosmo is our only executive officer who will serve as a member of our board of directors, but he will not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

COMPENSATION MATTERS

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended that it be included in our Annual Report on Form 10-K for the year ended December 29, 2007 and in this proxy statement.

James A. Johnson, Chairman
Kathleen Brown
William G. Currie
James A. Rubright

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on our web site www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 29, 2007. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, as amended, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission.

Audit Committee:

James A. Rubright, Chairman
Kathleen Brown
Thomas A. McAuley
Williams Powers, Jr.

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2008. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were (in thousands):

	2007	2006

Audit Fees(1)	$390	$—
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$390	$—

(1)	Audit fees include the audit of our financial statements in connection with our spin-off, and consultation on new accounting standards and current transactions.

(2)	Audit-related fees include audits of our employee benefit plans, consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of our federal, state, and foreign income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

Prior to 2007, audit, audit-related, tax and other fees were paid by Temple-Inland because our results were included in Temple-Inland’s consolidated financial statements. Also, Temple-Inland paid audit fees in 2007 for the audit of our financial statements for the years 2004 through 2006 in preparation of our spin-off.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2007, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented to the annual meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2009 annual meeting, the proposal must be received by our Corporate Secretary by November 26, 2008 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 26, 2008 will not be considered for inclusion in our 2009 proxy statement.

Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2009 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 2, 2009 or after February 27, 2009. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see How Nominees Are Selected. Director nominations to be brought by stockholders before our 2009 annual meeting will be considered untimely if they are submitted before February 2, 2009 or after February 27, 2009.

Solicitation of Proxies

We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees, who have not yet been chosen, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our officers and employees will not receive additional compensation for this solicitation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $10,000. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock. We will pay for all costs of solicitation.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Secretary
Austin, Texas
March 26, 2008

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 12, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/for • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Directors of Forestar Real Estate Group Inc. recommend voting FOR proposals 1 and 2.

1.	To elect four (4) directors to the Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.									+
		For	Withhold		For	Withhold		For	Withhold

	01 - Kathleen Brown	☐	☐	02 - Michael E. Dougherty	☐	☐	03 - Thomas H. McAuley	☐	☐

	04 - William Powers, Jr.	☐	☐

		For	Against	Abstain

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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<STOCK#>             00V3ID

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Forestar Real Estate Group Inc.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on May 13, 2008
The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 26, 2008 and does hereby appoint James M. DeCosmo, Christopher L. Nines and Charles D. Jehl and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Real Estate Group Inc. held of record by the undersigned at the close of business on March 17, 2008 at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, and any adjournment(s) or postponement(s) thereof.
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted on appear on reverse side.)